UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MELLON FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Mellon	Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258-0001 March 15, 2006

Dear Shareholder:

Shareholders are cordially invited to attend the Annual Meeting of Shareholders of Mellon Financial Corporation in Pittsburgh on Tuesday, April 18, 2006, at 10:00 A.M. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting and Proxy Statement on the following pages.

It is important that each shareholder’s shares be represented at this meeting. Whether or not a shareholder plans to attend, all shareholders are requested to sign, date and return the proxy form promptly in the enclosed envelope or vote by the Internet or telephone as described on the proxy form. Completing and returning the enclosed proxy or voting by the Internet or telephone will not limit rights to vote in person or to attend the meeting.

Sincerely,

/s/ Robert P. Kelly

Robert P. Kelly

Chairman, President and Chief Executive Officer

Mellon

One Mellon Center

Pittsburgh, Pennsylvania 15258-0001

Notice of Annual Meeting of Shareholders

To the Shareholders:

On Tuesday, April 18, 2006, Mellon Financial Corporation (the “Corporation”) will hold its 2006 Annual Meeting of Shareholders on the 10th Floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania. The meeting will begin at 10:00 A.M.

Only shareholders of record at the close of business on February 10, 2006, can vote at this meeting or any adjournments that may take place. At the meeting we will consider and act upon the following:

1.	The election of directors;

2.	A proposal to approve the adoption of the Mellon Financial Corporation Director Equity Plan (2006);

3.	A shareholder proposal, if such proposal is properly presented at the Annual Meeting;

4.	The ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 2006; and

5.	Such other business as may properly come before the meeting.

Enclosed are a Proxy Statement, a proxy form, a postage paid addressed return envelope and the Corporation’s 2005 Annual Report (which consists of the 2005 Summary Annual Report and 2005 Financial Annual Report). All shareholders, whether or not they expect to be present at the meeting, are requested to mark, sign and date the proxy form and return it in the postage paid addressed envelope promptly or to vote by the Internet or telephone as described on the proxy form. Shareholders who plan to attend the meeting in person are also requested to complete and return the reservation form that appears at the end of the Proxy Statement. Shareholders who attend the meeting may, if they wish, vote in person even though they have previously voted.

By Order of the Board of Directors

/s/ Carl Krasik

Carl Krasik

Secretary

March 15, 2006

Mellon

One Mellon Center

Pittsburgh, Pennsylvania 15258-0001

Proxy Statement

March 15, 2006

The Board of Directors of Mellon Financial Corporation (the “Corporation”) is soliciting proxies for the Corporation’s Annual Meeting of Shareholders scheduled to be held on Tuesday, April 18, 2006. Proxies are being solicited from holders of the Corporation’s common stock, par value $0.50 per share (the “Common Stock”). Holders of Common Stock are entitled to one vote for each share held and are not entitled to cumulative voting.

Shareholders may vote either by returning the enclosed proxy form or through the Internet or by telephone. Registered holders with addresses outside the United States may not be able to vote by telephone. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. on April 17, 2006. The Internet and telephone voting procedures are described on the enclosed proxy form and are designed to authenticate shareholders by use of a control number and to allow shareholders to confirm that their instructions have been properly recorded.

Whether shares are voted by proxy form, through the Internet or by telephone, shares will be voted as directed. If a shareholder signs and returns a proxy form or votes by the Internet without providing voting directions, the shareholder’s shares will be voted at the annual meeting in accordance with the recommendations of the Board of Directors as follows: Proxy Item 1—FOR the election as directors of the nominees of the Board of Directors set forth below; Proxy Item 2—FOR the proposal to approve the adoption of the Mellon Financial Corporation Director Equity Plan (2006); Proxy Item 3—AGAINST approval of the shareholder proposal—and Proxy Item 4—FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 2006. If a shareholder votes by telephone, the shareholder must provide voting directions as to each Proxy Item. Regardless of the method of voting, a shareholder may revoke a proxy before it is voted at the meeting by completing and returning a proxy form with a later date, by voting by telephone or on the Internet at a later date and prior to the close of the telephone or Internet voting facilities, by writing to the Secretary of the Corporation and stating that the shareholder is revoking an earlier proxy or by voting in person at the meeting. If a shareholder votes more than once, the latest vote will be counted.

Unless a shareholder otherwise directs, the persons appointed proxies to vote at the annual meeting may vote or act in accordance with their judgment on any other matters properly presented for action at the meeting and at any adjournment of such meeting.

The close of business on Friday, February 10, 2006, was set by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment of that meeting. As of that date, the Corporation had outstanding 413,876,116 shares of Common Stock. The Corporation’s transfer agent holds in confidence proxies, ballots and voting tabulations that identify individual holders of Common Stock. Individual votes will not be disclosed to the Corporation by the transfer agent except as may be necessary to meet legal requirements, in the case of a contested proxy solicitation or as may be requested by the particular shareholder. The distribution of these proxy materials, consisting of the Notice of Annual Meeting, the Proxy Statement and the proxy form, together with the Corporation’s 2005 Annual Report (consisting of the 2005 Summary Annual Report and 2005 Financial Annual Report), is expected to commence on or about March 15, 2006. For a free copy of the Corporation’s Annual Report on Form 10-K for 2005, including financial statements and any financial statement schedules, please send a written request by e-mail to mellon_10-K/8-K@mellon.com or by mail to Carl Krasik, Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001.

ELECTION OF DIRECTORS (Proxy Item 1)

The By-Laws of the Corporation provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three-year term of office. At each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been duly elected and qualified. The By-Laws also provide that the Corporation’s Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors on February 21, 2006 fixed the number of directors at 15, effective with the 2006 Annual Meeting of Shareholders, and nominated five directors for election at this Annual Meeting. Paul L. Cejas, Seward Prosser Mellon, Mark A. Nordenberg, James F. Orr, III and William E. Strickland, Jr., all of whom are currently serving as directors of the Corporation, were nominated to the class of directors whose terms end in 2009.

Subsequently, on March 6, 2006 James F. Orr, III notified the Corporation that he did not wish to stand for reelection as a director at the expiration of his term on April 18, 2006. Mr. Orr advised that he is considering the possibility of joining the board of directors of a large corporation which would involve a substantial time commitment on his part. Mr. Orr also advised the Corporation that there is no disagreement between him and the Corporation on any matter relating to the Corporation’s operations, policies or practices. Mr. Orr, as Chair of the Corporation’s Corporate Governance and Nominating Committee, has served as the Corporation’s Lead Director since December 2005 when the position was created. He also serves on the Risk and Executive Committees of the Board. Mr. Orr was initially elected a director effective April 15, 2003. In light of Mr. Orr’s decision, the Board will at its April 17, 2006 meeting reconsider its action regarding the size of the Board.

Martin G. McGuinn ceased serving as Chairman and Chief Executive Officer on February 13, 2006 and resigned as a member of the Board of Directors effective the same date. Robert P. Kelly was appointed Chairman, President and Chief Executive Officer and was elected as a member of the Board of Directors effective February 13, 2006.

Any vacancies in the Board of Directors resulting from death, retirement, resignation, disqualification, removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors that occurs between annual meetings of shareholders, will be filled by a majority vote of the remaining directors then in office. Directors so chosen to fill vacancies will hold office until the expiration of the term of the class to which they have been elected.

If one or more of the nominees named below is unable or unwilling to serve as a director, the persons named as proxies will vote for the election of such substitute nominee, if any, as shall be named by the Corporate Governance and Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of such nominees will be unable or unwilling to serve as a director, as each of these nominees has expressed a willingness to serve if elected.

The Corporation’s Board Policies provide that directors are expected to attend annual meetings of shareholders. Fifteen of the then-serving sixteen directors attended the 2005 annual meeting of shareholders.

Biographical Summaries of Nominees and Directors

Information regarding the four nominees for election at this year’s annual meeting, as well as information regarding the continuing directors whose terms expire in 2007 and 2008, is set forth below. The shareholders at the Corporation’s 2003 annual meeting of shareholders previously elected each of the four nominees except for Mr. Cejas. The Board of Directors elected Mr. Cejas a director effective June 1, 2004.

NOMINEES FOR DIRECTOR—TERM EXPIRES 2009

Paul L. Cejas                                         Director Since 2004                            Age 63

Chairman and Chief Executive Officer, PLC Investments, Inc. (investments) (2001). From 1998 to 2001, Mr. Cejas served as the United States Ambassador to Belgium. He serves on the Corporation’s Audit Committee, Community Responsibility Committee and Risk Committee.

Seward Prosser Mellon                      Director Since 1972                            Age 63

President and Chief Executive Officer, Richard K. Mellon and Sons (investments), and President and Trustee, Richard King Mellon Foundation (philanthropy).

Mark A. Nordenberg                          Director Since 1998                             Age 57

Chancellor, University of Pittsburgh (major public research university). He serves on the Corporation’s Executive Committee, Human Resources Committee, Community Responsibility Committee (Chair) and Corporate Governance and Nominating Committee.

William E. Strickland, Jr.                  Director Since 2001                            Age 58

President and Chief Executive Officer, Manchester Bidwell Corporation (education of inner-city youth and economically disadvantaged individuals). He serves on the Corporation’s Community Responsibility Committee and Risk Committee.

DIRECTORS—TERM EXPIRES 2007

Jared L. Cohon                                   Director Since 1998                             Age 58

President, Carnegie Mellon University (private coeducational research university). Dr. Cohon is also a director of American Standard Companies Inc. He serves on the Corporation’s Audit Committee and Corporate Governance and Nominating Committee.

Ira J. Gumberg                                    Director Since 1989                             Age 52

President, Chief Executive Officer and director, J.J. Gumberg Co. (real estate development and acquisition). Mr. Gumberg is also a director of Jo-Ann Stores, Inc. He serves on the Corporation’s Executive Committee, Audit Committee (Chair) and Risk Committee (Vice Chair).

Robert P. Kelly                                   Director Since 2006                             Age 51

Chairman, President and Chief Executive Officer of the Corporation and Mellon Bank, N.A. (“Mellon Bank”) (2006). From 2000 to 2006, Mr. Kelly was Chief Financial Officer of Wachovia Corporation and prior to that First Union Corporation (financial services). Mr. Kelly is also a director of Cadillac Fairview Corporation. He serves as Chair of the Corporation’s Executive Committee.

David S. Shapira                                  Director Since 1986                            Age 64

Chairman, Chief Executive Officer, President and director, Giant Eagle, Inc. (retail grocery store chain). Mr. Shapira is also a director of Equitable Resources, Inc. He serves on the Corporation’s Executive Committee, Audit Committee (Vice Chair), Risk Committee (Chair) and Technology Committee.

John P. Surma                                    Director Since 2004                          Age 51

Chairman (2006) and Chief Executive Officer (2004) and director (2002), United States Steel Corporation (steel manufacturing). From 2003 to 2004, Mr. Surma was President and Chief Operating Officer of United States Steel Corporation. From 2002 to 2003, Mr. Surma was Vice Chairman and Chief Financial Officer of United States Steel Corporation. From September, 2001 to 2002, Mr. Surma was Assistant to the Chairman of USX Corporation (steel manufacturing and oil and gas). From January, 2001 to September, 2001, Mr. Surma was President of Marathon Ashland Petroleum LLC (oil and gas). Mr. Surma is also a director of Calgon Carbon Corporation. He serves on the Corporation’s Audit Committee and Human Resources Committee.

DIRECTORS—TERM EXPIRES 2008

Ruth E. Bruch                                    Director Since 2003                               Age 52

Senior Vice President and Chief Information Officer, Kellogg Company (cereal and convenience foods) (2006). From 2002-2006, Senior Vice President and Chief Information Officer, Lucent Technologies Inc. (communications networking solutions). From 2000 to 2002, Ms. Bruch served as Vice President and Chief Information Officer of Visteon Corporation (auto industry supplies). She serves on the Corporation’s Community Responsibility Committee, Human Resources Committee and Technology Committee.

Steven G. Elliott                                 Director Since 2001                             Age 59

Senior Vice Chairman of the Corporation and of Mellon Bank (2001). From 1999-2001, Mr. Elliott served as Senior Vice Chairman and Chief Financial Officer of the Corporation and Mellon Bank. Mr. Elliott serves on the Corporation’s Executive Committee.

Edmund F. Kelly                                Director Since 2004                             Age 60

Chairman, President and Chief Executive Officer, Liberty Mutual Group (multi-line insurance company). He serves on the Corporation’s Corporate Governance and Nominating Committee and Human Resources Committee.

Robert Mehrabian                              Director Since 1994                             Age 64

Chairman, President and Chief Executive Officer, Teledyne Technologies Incorporated (advanced industrial technologies). Dr. Mehrabian is also a director of PPG Industries, Inc. He serves on the Corporation’s Executive Committee, Audit Committee, Human Resources Committee (Vice Chair) and Technology Committee (Chair).

Wesley W. von Schack                       Director Since 1989                             Age 61

Chairman, President and Chief Executive Officer, Energy East Corporation (energy services company). Mr. von Schack is also a director of Energy East Corporation and Associated Electric and Gas Insurance Services Limited. He serves on the Corporation’s Executive Committee, Human Resources Committee (Chair), Corporate Governance and Nominating Committee (Vice Chair) and Technology Committee.

Action by Shareholders

The four nominees receiving the highest numbers of votes cast at the annual meeting by all holders of shares of Common Stock will be elected as directors for the terms expiring in 2009. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum.

With respect to the election of directors (Proxy Item 1), the Board of Directors recommends a vote FOR the election of all nominees.

THE BOARD AND ITS COMMITTEES; DIRECTORS’ COMPENSATION

The Board of Directors held 11 regular meetings and one special meeting during 2005. Each incumbent director attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which he or she was a member during the period served in 2005. With the exception of the Executive Committee, all Board committees are composed solely of independent directors. The Charters of all Board committees, including the Audit, the Corporate Governance and Nominating and the Human Resources Committees, are available at the Corporation’s website at www.mellon.com/governance/committees.html. Print copies may be obtained by making a written request to the Secretary of the Corporation at Room 4826, One Mellon Center, Pittsburgh, PA, 15258-0001.

The committees of the Board of Directors and a general description of their respective duties follow:

Executive Committee

The Executive Committee has the power and authority of the Board of Directors between meetings of the Board. The Executive Committee met one time in 2005.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of (i) the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance and accounting, (ii) the integrity of the Corporation’s financial statements, (iii) the qualifications, independence and performance of the Corporation’s independent auditors and internal auditors and (iv) compliance with legal and regulatory requirements. All members of the Audit Committee are independent under the standards established by the New York Stock Exchange. The Audit Committee provides an avenue of communication among the independent auditors, management, the internal auditors and the Board of Directors. The Head of the Corporation’s Audit and Risk Review Department meets with the Committee at each meeting of the Committee, and the Corporation’s independent public accountants meet with the Committee at least quarterly, with and without representatives of management present, to review accounting, auditing and financial reporting matters. The Committee is also responsible for reviewing significant reports from regulatory authorities that relate to its purpose. The Corporation’s independent public accountants are appointed by the Audit Committee and ratified by the shareholders. The Audit Committee met 12 times during 2005. See “Audit Committee Report” on pages 41 and 42. The members of the Audit Committee are also the members of the Mellon Bank Audit Committee.

Corporate Governance and Nominating Committee

It is the responsibility of the Corporate Governance and Nominating Committee to review and make recommendations to the Board with respect to the corporate governance policies and practices of the Corporation and to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation. All members of the Committee are independent under the standards for independence established by the New York Stock Exchange. The Committee will periodically review, develop and recommend Board Policies to the Board which represent the corporate governance principles of the Corporation, including the compensation of directors who are not employees of the Corporation or its subsidiaries, and the responsibilities of the committees of the Boards of the Corporation and Mellon Bank. The Corporate Governance and Nominating Committee also recommends to the Corporation’s Board and to the Boards of its various significant subsidiaries such as Mellon Bank, Mellon United National Bank, Mellon 1st Business Bank, National Association, Mellon Trust of New England, National Association (collectively the “Banks”), The Boston Company and The Dreyfus Corporation, candidates for nomination for election as directors of the Corporation and of those respective entities. The Committee also recommends appointments of directors as members of committees of the Boards of the Corporation and Mellon Bank.

The Committee considers nominees recommended by shareholders for election as directors of the Corporation. To make such a recommendation, a shareholder should submit in writing the name, address and qualifications of the proposed nominee to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001. In addition, Article 2, Section 4 of the

Corporation’s By-Laws sets forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at a meeting of shareholders. Those procedures include a requirement for written notice to the Corporation at least 90 days prior to the anniversary date of the previous year’s annual meeting of shareholders. For the Corporation’s annual meeting to be held in 2007, the notice deadline under the By-Law will be January 18, 2007.

The Committee also has oversight responsibility for the self-evaluation process of the Corporation’s Board and Committees, the orientation of new Board members and the continuing education of Directors. The Committee has sole authority to retain any search firm to be used to identify director candidates, including approval of fees and other retention terms. See “Corporate Governance and Nominating Committee Report” beginning on page 39. The Committee met one time during 2005.

Human Resources Committee

The Human Resources Committee establishes the compensation and benefits of the Chairman, President and Chief Executive Officer, the Senior Vice Chairman and such other senior officers of the Corporation and its subsidiaries as it decides. All members of the Human Resources Committee are independent under the standards established by the New York Stock Exchange. The Committee also reviews programs to facilitate the selection and development of key managers and receives reports regarding the operation and administration of the Corporation’s employee benefit plans. The Committee administers the Corporation’s Profit Bonus Plan and Long-Term Profit Incentive Plan, including the making of awards thereunder. The Committee is responsible for conducting a formal, written evaluation of the performance of the Chief Executive Officer annually and reviewing a succession plan for the Chief Executive Officer and other senior officers. See “Compensation Committee Report” beginning on page 34. The Human Resources Committee met 15 times during 2005.

Community Responsibility Committee

The Community Responsibility Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of the Corporation’s policy concerning overall compliance with the Community Reinvestment Act (“CRA”) and Fair Lending activities. In addition, the Committee has specific responsibilities for reviewing the Corporation’s overall policy and goals concerning CRA and Fair Lending activities, reviewing the Corporation’s and each Bank’s compliance with CRA and Fair Lending laws and reviewing CRA-related community relationships. The Committee reviews the examination reports of the Corporation and the Banks by regulatory authorities concerning CRA and Fair Lending compliance and renders a report to the Board with respect to these matters. The Community Responsibility Committee met two times during 2005.

Risk Committee

The Risk Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of: (i) the risks inherent in the Corporation’s businesses and the control processes with respect to such risks; (ii) the risk profile of the Corporation; (iii) the Corporation’s risk management, compliance and control activities; and (iv) compliance with legal and regulatory requirements and the integrity of the Corporation’s systems of operational controls regarding such compliance.

The Committee is also responsible for reviewing significant reports from regulatory agencies relating to risk and compliance issues. In consultation with management, the independent auditors and the internal auditors, it is the Committee’s responsibility to review significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including, without limitation, review of credit, market, fiduciary, liquidity, reputation, operational, fraud and strategic risks. The Risk Committee met four times in 2005.

Technology Committee

The Technology Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of the overall role of technology and its use throughout the Corporation. It advises and assists management in the formulation and implementation of operating and strategic plans designed to take full advantage of existing and emerging technology. It monitors the performance of technology throughout the Corporation and its contribution towards the Corporation’s business and strategic objectives. The Technology Committee met five times during 2005.

Directors’ Compensation

Each director of the Corporation who does not receive a salary from the Corporation or one of its subsidiaries currently receives a monthly retainer of $3,750 and, in addition, a fee of $1,500 for each meeting at which such director renders services to the Corporation, including meetings of shareholders, the Board of Directors or any committee of the Board on which he or she serves, and separate meetings (if any) with senior management of the Corporation at which services are rendered. Also, this meeting fee is payable for each day’s attendance by a director at a continuing education program. Directors attending such a program are also reimbursed for tuition fees and out-of-pocket expenses. There is an orientation fee of $500 per meeting payable for attendance at orientation meetings to a director in his or her first term or to a director who has assumed new responsibilities. In addition, the Audit Committee Chair and the Human Resources Committee Chair each receives an annual retainer of $12,500 and the director who serves as a Committee Chair of each other committee receives an annual retainer of $10,000 (proposed to be increased to $12,500 for the Chair of the Corporate Governance and Nominating Committee, effective April 18, 2006). The directors also serve as the Board of Directors of Mellon Bank and are paid a fee of $700 for attending meetings of that Board on a day when the Corporation’s Board of Directors does not meet. Total cash compensation paid in 2005 to individual directors ranged from a low of approximately $59,600 to a high of approximately $156,500, and averaged approximately $95,000.

The Corporation reimburses directors for their out-of-pocket expenses incident to their service on the Board and also reimburses the expenses of their spouses incurred in connection with spouses’ attendance at the annual Board of Directors off-site meeting and the annual meeting of shareholders. Directors are covered by travel and accident insurance and directors and officers liability insurance provided by Mellon, receive a modest holiday gift from the Corporation and may receive other incidental benefits (such as event tickets) because they serve on the Board.

Non-employee directors may defer all or a portion of their fees pursuant to the terms of the Corporation’s 1990 Elective Deferred Compensation Plan for Directors and Members of the Advisory Board (the “Directors Deferred Compensation Plan”). Deferred compensation accrues interest at a rate based on the 120-month rolling average rates on 10-year Treasury Notes, plus a premium based on years of service, subject to a floor of 7.5% for periods from and after January 2002. The rate in 2005 for a director with 7 or more years of service was 10.13%. Directors may also invest their future deferrals to match the return on certain variable return funds.

Non-employee directors currently receive stock option grants under the Corporation’s Stock Option Plan for Outside Directors (2001) (the “2001 Director Plan”), under which options to purchase 3,300 shares of Common Stock are granted to non-employee directors each year on the third business day following the Corporation’s annual meeting of shareholders. All options have a term of 10 years from the regular grant date, become fully exercisable one year from the regular grant date, and have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date. Non-employee directors (if any) elected between annual meetings receive an option grant covering a prorated number of shares and with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date but with all other terms identical to those options granted under the Plan on the regular grant date. If the director’s service ceases for any reason other than death, disability or completion of term of service, options that have not become exercisable are forfeited. In the event of a change in control of the Corporation, as defined, all unvested option grants under the Plan would become immediately exercisable. Options that have become exercisable remain exercisable throughout their 10-year term, regardless of whether the optionee is a director at the time of exercise. In April 2005, each non-employee director was granted an option covering 3,300 shares of Common Stock at an exercise price of $27.45 per share.

The proposed Mellon Financial Corporation Director Equity Plan (2006) (the “2006 Director Plan”) is discussed on pages 28 to 31. If the adoption of the 2006 Director Plan is approved by the Corporation’s shareholders, no grant of stock options will be made under the 2001 Director Plan in 2006 or thereafter. Subject to shareholder approval of the 2006 Director Plan, the Corporate Governance and Nominating Committee has recommended that a grant of Deferred Share Units having a value of approximately $85,000 be made to each non-employee director on April 21, 2006. Each proposed Deferred Share Unit would represent the right to receive one share of Common Stock upon the termination of the director’s service on the Board. The proposed Deferred Share Units would vest on the date of the Corporation’s 2007 annual meeting of shareholders. Upon termination of service a director would receive, in addition to the shares represented by the Deferred Share Units originally awarded, the number of shares that could have been purchased with dividends if each Unit were an outstanding share enrolled in the Corporation’s dividend reinvestment plan. No determination has been made as to any awards that may be made under the 2006 Director Plan other than the one described above. If the adoption of the 2006 Director Plan is not approved by shareholders, grants of stock options will continue to be made under the 2001 Director Plan.

As part of its overall program to promote charitable giving, the Corporation has established a Directors’ Charitable Giving Program that is informally funded by Corporation-owned life insurance policies on the directors. Under the program, upon a director’s death the Corporation will donate up to an aggregate of $250,000 over a 10-year period to one or more qualifying charitable organizations designated by the director. A director must have served on the Board for three years to be eligible to participate. The program is not expected to result in any material cost to the Corporation.

As a further part of its overall program to promote charitable giving, the Corporation has established a Directors’ Charitable Matching Gift Program. Under this Program, the Corporation will match on a 1 to 1 basis donations by non-employee directors to qualifying charitable organizations up to a maximum of $5,000 per director per calendar year.

CORPORATE GOVERNANCE MATTERS

The corporate governance principles and practices of the Corporation are set forth in the Board Policies of the Board of Directors. The Board Policies cover a wide range of subjects such as criteria for the nomination of Directors, procedural matters relating to meetings of the Board, Board Committees, Stock Ownership Guidelines (discussed in footnote 4 on page 14), management authority and matters that require Board approval, Committee Charters and the compensation schedule for directors. The Board Policies are available at the Corporation’s website at www.mellon.com/governance/policies.html. Print copies may be obtained by making a written request to the Secretary of the Corporation at Room 4826, One Mellon Center, Pittsburgh, PA, 15258-0001.

During 2006, the Board of Directors and Robert P. Kelly, the Corporation’s new Chairman, President and Chief Executive Officer, will conduct a thorough review of all the Corporation’s corporate governance arrangements that relate to unsolicited takeover efforts. The Board of Directors and Mr. Kelly believe that it is important that this review be thorough and that an appropriate amount of time needs to be allocated to the process. The Board has determined, however, that regardless of any other results of this review and analysis, it will propose as a management proposal to the shareholders for a vote at the 2007 annual meeting of shareholders and recommend in favor of an amendment to the By-Laws to declassify the Board of Directors. Once fully phased in and with the phase-in beginning with the election of directors in 2007, the entire Board of Directors will stand for election at each annual meeting.

In December, 2005 the Board of Directors amended the Board Policies to provide that the Chair of the Corporate Governance and Nominating Committee is by virtue of that position the Corporation’s Lead Director. Under the Board Policies, the Lead Director is to, among other things, review and approve schedules and agendas for meetings of the Board (including matters to be covered and time allocated to the various matters), review with the Chairman of the Board the adequacy and appropriateness of information being distributed to the Board and preside at executive sessions of the non-management directors.

The Board Policies provide that a director is expected to retire from the Board effective as of the date of the Annual Meeting after he or she has attained the age of 70. A director who retires from, or otherwise discontinues his or her active employment or substantially changes his or her position or responsibilities with, the business or other enterprise with which he or she was primarily affiliated at the time of his or her most recent election to the Board is expected to tender his or her resignation as a director at the time such retirement, discontinuance or change becomes effective. In February 2006, in connection with a change of employment, Ruth E. Bruch submitted her resignation as a director, and the Board decided not to accept her resignation.

The Board Policies require the Board annually to evaluate its performance, and the Board conducted a self-assessment in December, 2005. Board Policies encourage director attendance at quality continuing education programs, provide for succession planning for the Chief Executive Officer and other senior managers and provide that the Board and any Committee has the ability to retain, at the Corporation’s expense, special legal, accounting or other consultants or experts it deems necessary.

The Board Policies provide that executive sessions of the non-management directors with no members of management present are to be held in January, May and September of each year and chaired by the Corporation’s Lead Director. At each other Board meeting, directors are offered the opportunity to hold an executive session without any Corporation officer present and chaired by the Corporation’s Lead Director. In 2005, eight executive sessions of the non-management directors were held. In 2005, executive sessions of the Committee were held after six Audit Committee meetings, three Risk Committee meetings and ten Human Resources Committee meetings.

New Board members have an orientation program consisting of in-depth meetings with each of the Chief Financial Officer and the Secretary and any additional meetings with senior officers that the director may request.

In February, 2004, the Board determined that Ira J. Gumberg, Chair of the Audit Committee and an independent director, is an audit committee financial expert and, in April, 2004 the Board determined that John P. Surma, a member of the Audit Committee and an independent director, is an audit committee financial expert, in each case within the meaning of rules of the Securities and Exchange Commission.

The Corporation has adopted a Code of Ethics for Members of the Board of Directors, a Code of Ethics for Senior Financial Officers and an Employee Code of Conduct, each of which is available at the Corporation’s website at www.mellon.com/governance/ethics.html. Print copies may be obtained by making a written request to the Secretary of the Corporation at Room 4826, One Mellon Center, Pittsburgh, PA, 15258-0001.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Corporation and their associates (including entities of which directors of the Corporation are officers) were customers of and had transactions with one or more of the Banks or other subsidiaries of the Corporation in the ordinary course of business during 2005. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did they present other unfavorable features. The Banks and other subsidiaries, in the ordinary course of business, also engage in purchases and sales of government and municipal securities and in other banking, trust, investment management, brokerage, mutual fund, money market, interest rate risk and foreign exchange transactions with certain directors and executive officers of the Corporation and their associates (including entities of which directors of the Corporation are officers). In addition, the Banks and other subsidiaries, in the ordinary course of business, act as transfer and exchange agent for and as fiduciaries, custodians or recordkeepers under various employee benefit plans, trusts, endowments and foundations of and as investment managers and providers of cash management, benefit payment, transition, performance analytics and securities lending services and software for investment management processes to certain customers (and related employee benefit plans, trusts, endowments and foundations), officers of which are directors of the Corporation and of Mellon Bank.

During 2005, the purchase of goods and services, or the lease of property, by the Corporation, the Banks or other subsidiaries of the Corporation in the ordinary course of business included transactions with various director-related companies. The amounts involved in these transactions were in no case material in relation to the business of the Corporation. It is also believed that the amounts involved in such transactions, as well as the transactions themselves, were not material in relation to the business of any such director-related company and that no director had a material interest in any such transaction.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each director, other than Mr. Robert Kelly and Mr. Elliott, who are officers of the Corporation, has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) and is therefore an independent director. In reaching these determinations, the Board reviewed the following categorical standards, the corporate governance rules of the New York Stock Exchange and the individual circumstances of each director and determined that Ms. Bruch, Mr. Cejas, Dr. Cohon, Mr. Gumberg, Mr. E. Kelly, Dr. Mehrabian, Mr. Mellon, Mr. Nordenberg, Mr. Orr, Mr. Shapira, Mr. Surma, Mr. Strickland and Mr. von Schack satisfied each standard. Directors have or may have one or more relationships with the Corporation that satisfy the categorical standards set forth below.

The categorical standards adopted and applied by the Board consist of the following:

(1)    If the director or an organization in which the director is a senior officer or significant shareholder, partner or member had a relationship or transaction in 2005 or through February, 2006 with the Corporation or any of its subsidiaries, such relationship or transaction must have been on substantially the same terms (including, if applicable, interest rates and collateral) as those prevailing at the time for comparable transactions by the Corporation or any of its subsidiaries with other persons who are not directors or related to a director. If the transaction involved an extension of credit, the Corporation or its subsidiary shall have followed credit underwriting procedures that were not less stringent than those prevailing at the time for comparable transactions by the Corporation or its subsidiary with other persons who are not a director or related to a director and the extension of credit currently does not involve more than the normal risk of repayment or present other unfavorable features.

(2)    The director may not be an executive officer, employee or significant stockholder, partner or member of an organization, or have an immediate family member who is an executive officer of an organization, that made payments to, or received payments from the Corporation or any of its subsidiaries for property or services during any of the most recently completed three fiscal years of the organization and either (i) the consolidated gross revenues received by the Corporation and its subsidiaries from such relationship during any such year exceeded 2% of the consolidated gross revenues of the Corporation and its subsidiaries for such year or (ii) the consolidated gross revenues received by the other organization from the Corporation and its subsidiaries in any such year exceeded the greater of $1 million or 2% of its consolidated gross revenues for that fiscal year or (iii) such payments made by such other organization to the Corporation and its subsidiaries in any such year exceeded the greater of $1 million or 2% of the consolidated gross revenues of such other organization for that fiscal year.

(3)    The director may not be, or within the past three years have been, employed by the Corporation or any of its subsidiaries.

(4)    The director, or an immediate family member of the director, may not be directly receiving, or within any twelve-month period in the past three years may not have directly received, fees or other payments from the Corporation or any of its subsidiaries in excess of $100,000, except in his or her capacity as a director and except compensation received by an immediate family member for service as an employee of the Corporation or any of its subsidiaries (other than an executive officer).

(5)    An immediate family member of the director may not currently serve, or within the past three years have served, as an executive officer of the Corporation.

(6)    The director may not be a sponsor or organizer of, or have a 2% or greater interest in, an investment vehicle where the Corporation (i) was the initial investor, (ii) is the largest investor or (iii) has investments exceeding 2% of the aggregate investments.

(7)    The director may not be an executive officer of a charitable organization where the Corporation’s discretionary contributions to the organization during any of the most recently completed three fiscal years of the organization exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues for that fiscal year.

(8)    The director may not be a partner, member or hold a similar position in an accounting firm, law firm, consultant or other professional services firm and either (i) the director directly performed services for the Corporation or any of its subsidiaries in 2005, or (ii) the payments made by the Corporation and its subsidiaries to such firm exceeded 2% of the firm’s revenues for its most recent fiscal year.

(9)    The director (i) may not be, or have an immediate family member that is, a current partner of a firm that is the Corporation’s internal or external auditor; (ii) may not be a current employee of such a firm; (iii) may not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice or (iv) may not have been, or have an immediate family member that has been, within the last three years (but is no longer), a partner or employee of such a firm, if such director or immediate family member previously worked on the Corporation’s audit within that time.

(10)    The director or a member of the director’s immediate family may not be, or have been in the past three years, employed as an executive officer of another company where any of the Corporation’s present executives serve, or served within the past three years, on such other company’s compensation committee.

For purposes of these standards, a significant stockholder, partner or member will normally be considered a general partner or a stockholder, limited partner or member owning more than 5% of the voting or equity interests.

BENEFICIAL OWNERSHIP OF STOCK

Directors, Nominees and Executive Officers

The following table sets forth, as of February 10, 2006, the amount of the Corporation’s Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 16 and by all incumbent directors, nominees and executive officers of the Corporation as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock Owned Beneficially (1)(2)(3)(4)

Ruth E. Bruch	7,203
Stephen E. Canter	467,711
Paul L. Cejas	32,920
Jared L. Cohon	23,771
Steven G. Elliott	1,805,755
Ira J. Gumberg	189,862
Edmund F. Kelly	4,920
Robert P. Kelly	30,000	(5)
David F. Lamere	263,165	(7)
Martin G. McGuinn	2,421,391	(6)(7)
Robert Mehrabian	45,512
Seward Prosser Mellon	261,556
Mark A. Nordenberg	22,256
Ronald P. O’Hanley	380,411	(7)
James F. Orr, III	26,600
David S. Shapira	117,080
William E. Strickland	12,901
John P. Surma	5,279
Wesley W. von Schack	122,212

Directors, Nominees and Executive Officers as a group (26 persons)	7,536,751

(1)	On February 10, 2006, none of the individuals named in the above table beneficially owned more than 1% of the Corporation’s outstanding shares of Common Stock. On that date, all the directors, nominees and executive officers as a group owned beneficially approximately 1.8% of the Corporation’s outstanding Common Stock.

(2)	The amounts shown include the following amounts of Common Stock which the indicated individuals and group have the right to acquire within 60 days of February 10, 2006, through the exercise of stock options granted pursuant to the Corporation’s stock option plans: Ms. Bruch, 6,182; Mr. Canter, 91,647; Mr. Cejas, 2,920; Dr. Cohon, 22,056; Mr. Elliott, 793,010; Mr. Gumberg, 19,200; Mr. Edmund Kelly, 2,920; Mr. Robert Kelly, -0-; Mr. Lamere, 78,192; Mr. McGuinn, 1,200,888; Dr. Mehrabian, 22,500; Mr. Mellon, 31,412; Mr. Nordenberg, 22,056; Mr. O’Hanley, 101,128; Mr. Orr, 6,600; Mr. Shapira, 39,512; Mr. Strickland, 12,794; Mr. Surma, 4,279; Mr. von Schack, 25,412; and all directors, nominees and executive officers as a group, 3,098,067 shares. An additional approximately 804,000 of Mr. McGuinn’s options became exercisable on February 14, 2006. See pages 22 and 23 for additional information.

(footnotes continued on next page)

(3)	On February 10, 2006, an aggregate of 648,911 shares of Common Stock were held by Wachovia Bank, N.A., as Trustee of the Mellon Financial Corporation Deferred Share Award Trusts. These shares are voted by the Trustee as directed on a per capita basis by the six beneficiaries of the Trusts, including Mr. Elliott, Mr. O’Hanley and two other executive officers who are included, and two retired executive officers who are not included, in the totals for the above table. On February 10, 2006, the following individuals and group held the following numbers of deferred share awards representing an economic interest in an equivalent number of shares of Common Stock held by the Trusts (which shares are included in the total for such individuals and group in the above table): Mr. Elliott, 443,913 shares; Mr. O’Hanley, 75,641 shares; and all directors, nominees and executive officers as a group, 605,916 shares.

(4)	Effective January 1, 2003, the Corporation implemented Stock Ownership Guidelines which apply to approximately 22 members of senior management (including Mr. Robert Kelly and the named executive officers) and the Board of Directors. For Mr. Kelly and the named executive officers, the Guideline is a number of shares equal to 25 (for Messrs. Kelly and Elliott) or 10 (for Messrs. O’Hanley, Lamere and Canter) times the executive’s base salary for 2002 (2006 for Mr. Kelly), divided by the average price of Common Stock for the one-year period immediately prior to the adoption of the Guidelines (for the one-year period immediately prior to February 12, 2006 in the case Mr. Kelly). Each named executive officer has already achieved his Guideline amount. Other senior officers including Mr. Kelly are required to achieve the ownership Guideline within five years of becoming subject to the Guidelines. Until the Guideline is achieved, executives will be required to retain 75% of the net shares delivered through the Corporation’s Executive Compensation Programs, subject to exclusions permitting shares to be sold for certain defined purposes. The existence of such exclusions does not affect the requirement that an executive must meet the applicable Guideline within the five-year period. The Executive Stock Ownership Guidelines are available at the Corporation’s website at www.mellon.com/governance/stockownership.html. The Stock Ownership Guidelines for directors, also effective January 1, 2003, provide that each director who is not an employee of the Corporation or any subsidiary shall hold for as long as he or she remains a director at least 75% of the net shares acquired upon the exercise of director stock options, subject to exclusions permitting shares to be sold for certain defined purposes including (i) payment of the exercise price of the option and related taxes, (ii) payment of education expenses, (iii) purchase of a primary residence, (iv) making of charitable gifts and (v) as part of an estate planning process if the estate planning purpose is approved by the Corporate Governance and Nominating Committee.

(5)	Mr. Kelly was appointed Chairman, President and Chief Executive Officer of the Corporation effective February 13, 2006. On February 17, 2006, Mr. Kelly purchased an additional 70,000 shares.

(6)	Mr. McGuinn ceased to serve as Chairman and Chief Executive Officer and as a director effective February 13, 2006.

(7)	Includes the following shares held by the individual’s spouse, as to which the individual disclaims beneficial ownership: Mr. McGuinn, 32,497 shares; and Mr. Lamere, 63,579 shares. Also includes 24 shares held by Mr. McGuinn’s son, as to which Mr. McGuinn disclaims beneficial ownership and 223 shares held by Mr. O’Hanley’s son, as to which Mr. O’Hanley disclaims beneficial ownership.

Principal Shareholders

The following table sets forth, as of December 31, 2005, the beneficial ownership of the person known to the Corporation to beneficially own more than 5% of the outstanding shares of the Corporation’s Common Stock.

Name	Address	Common Stock Owned Beneficially	Percent of Class
UBS AG(1)	Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland	34,695,270	8.2%

(1)	According to the Schedule 13G filed under the Securities Exchange Act of 1934 by UBS AG on March 6, 2006, all of such shares are beneficially owned by the Traditional Investments division of the UBS Global Asset Management business group of UBS AG and its subsidiaries and affiliates. UBS AG disclaims beneficial ownership of such shares. UBS AG reports that it has sole voting power over 19,561,164 shares of Common Stock and shared dispositive power over all of the shares reported as beneficially owned. The information set forth above is as reported by UBS AG in its Schedule 13G.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation’s Common Stock, based on the market price of the Common Stock and assuming the reinvestment of dividends at quarter-end, with the cumulative total return of (i) a selected peer group of 19 companies1 (“New Peer Group”), (ii) companies on the KBW 50 Index and (iii) the Standard & Poor’s 500 Stock Index. The New Peer Group is the same group utilized by the Human Resources Committee in reviewing the compensation of the Corporation’s senior officers and by the Corporate Governance and Nominating Committee in reviewing the compensation of the Corporation’s directors. The Corporation believes that the companies included in the New Peer Group are more reflective of the Corporation’s current business mix and size than the companies included in the KBW 50 Index, and therefore will provide a more meaningful comparison of stock performance. Returns for the New Peer Group in the chart below are market-capitalization weighted, but the Total Shareholder Return Percentile Rank utilizing this group as described on page 35 is not. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation’s most important banking companies including all money-center and most major regional banks. The Corporation is included in the KBW 50 Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

Among Mellon Financial Corporation, New Peer Group, S&P 500 Index and KBW 50 Index

	December 31,
	2000	2001	2002	2003	2004	2005
Mellon Financial Corporation	100.0	78.1	55.1	69.2	68.6	77.5
New Peer Group	100.0	88.4	72.6	89.7	93.3	100.5
KBW 50 Index	100.0	95.9	89.1	119.5	131.5	133.0
S&P 500 Index	100.0	88.1	68.7	88.4	97.9	102.7

*	Assumes that the value of the investment in the Corporation’s Common Stock, the New Peer Group and each index was $100 on December 31, 2000 and that all dividends were reinvested.

1.	The New Peer Group consists of the following companies:

Alliance Bernstein Holdings LP; Bank of New York; DST Systems, Inc.; Eaton Vance; Federated Investors, Inc.; Fifth Third Bancorp; First Data Corporation; Franklin Resources Inc.; Janus Capital Group, Inc.; KeyCorp; Legg Mason, Inc.; Marsh & McLennan Companies, Inc.; National City Corporation; Northern Trust Corp.; PNC Financial Services Group, Inc.; T. Rowe Price Associates; Charles Schwab Corporation; State Street Corporation; and SunTrust Banks, Incorporated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for the past three years of each of the Corporation’s five most highly compensated officers, including the chief executive officer (the “named executive officers”).

						Long-Term Compensation
	Annual Compensation					Awards				Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Other Annual Compen- sation ($)(2)	Restricted Stock Awards ($)(1)(3)(4)(5)		Securities Underlying Options		LTIP Payouts ($)(7)	All Other Compen- sation ($)(8)	Total(10)
								(#)	$(6)
(a)	(b)	(c)	(d)		(e)	(f)		(g)	(h)	(i)	(j)	(k)
MARTIN G. MCGUINN	2005	966,667	1,500,000		69,317	2,382,007		478,568	2,204,523	-0-	435,243	7,557,757
Chairman and Chief	2004	933,333	1,444,000		9,811	5,400,022		249,351	1,594,201	-0-	540,280	9,921,647
Executive Officer	2003	900,000	1,125,000		6,472	6,970,256		344,650	2,053,046	-0-	259,203	11,313,977

STEVEN G. ELLIOTT	2005	670,000	1,155,000		9,900	1,381,517		213,324	1,109,946	-0-	456,515	4,782,878
Senior Vice Chairman	2004	660,000	1,055,000		14,101	3,150,008		145,455	929,952	-0-	570,615	6,379,676
	2003	660,000	550,000	(9)	17,025	4,937,818	(9)	225,350	1,342,387	-0-	280,938	7,788,168

RONALD P. O’HANLEY	2005	525,000	2,250,000		1,881	1,026,673		24,433	142,941	96,086	159,141	4,201,722
Vice Chairman	2004	525,000	2,000,000		1,613	1,026,726		25,940	206,809	110,869	217,116	4,088,133
	2003	525,000	900,000		1,290	1,403,206		23,217	159,807	-0-	87,941	3,077,244

DAVID F. LAMERE	2005	470,000	1,750,000		1,881	784,055		24,519	139,556	46,367	139,027	3,330,886
Vice Chairman	2004	470,000	1,551,000		1,613	466,706		11,791	94,005	-0-	112,747	2,696,071
	2003	400,000	900,000		1,118	843,214		10,720	67,847	-0-	37,926	2,250,105

STEPHEN E. CANTER	2005	500,000	900,000		2,568	1,125,052		26,773	156,137	58,219	106,242	2,848,218
Vice Chairman	2004	500,000	1,100,000		2,201	1,125,061		28,424	226,613	113,906	149,520	3,217,301
	2003	500,000	750,000		1,881	1,437,985		25,450	161,073	-0-	56,312	2,907,251

(1)	Bonus awards in 2005 and 2004 were paid 100% in cash. Bonus awards in 2003 were generally payable 75% in cash and 25% in restricted shares of the Common Stock or deferred share awards equivalent to restricted shares. Such 2003 restricted stock or deferred share awards are included in the “Restricted Stock Awards” column for that year. In calculating the number of restricted shares or deferred shares awarded in 2003 as the non-cash portion of the bonus awards, the value of the non-cash portion of the award was divided by the per share fair market value of the Common Stock on the grant date with the result multiplied by 125% to take into account the financial impact of the restrictions placed on the stock or award. The restrictions generally prevent transfer or sale of the stock or award for a three-year period and subject the shares or award to forfeiture in the event the executive terminates his employment with the Corporation during that three-year period, other than through retirement. Deferred share awards represent the Corporation’s promise to pay the number of shares of Common Stock covered by the award to the executive at a later date elected by the executive. In 2003, the executive could elect to take a greater portion of his bonus in restricted stock or deferred share awards, with the number of shares or awards covered by such awards determined as described above. The aggregate market value of all such restricted stock or deferred share awards on the award date is included in Long-Term Compensation under “Restricted Stock Awards”.

(2)	The named executive officers receive various perquisites provided by or paid for by the Corporation. These perquisites can include financial planning, memberships in clubs, personal use of a car, a parking space, umbrella insurance, physical examination, home security monitoring, personal use of corporate aircraft and a car and driver used primarily for business as well as for commuting to and from work. In addition, the named executive officers receive reimbursement of certain tax liabilities.

For Mr. McGuinn, the amounts shown for 2005 include approximately $16,000 for personal use of the corporate aircraft, approximately $14,000 for club membership dues attributable to personal use and an approximate $12,000 cost of use of personal car. Mr. McGuinn’s total also includes approximately $17,000 for reimbursement of tax liabilities.

The amounts shown for Messrs Elliott, O’Hanley, Lamere and Canter represent reimbursement for tax liabilities only. Other than Mr. McGuinn, none of the named executive officers received

(footnotes continued on next page)

perquisites or other personal benefits that, in the aggregate, cost the Corporation more than $50,000. As result, and in accordance with the rules of the Securities and Exchange Commission, no such amounts are included in the Summary Compensation Table.

Perquisites and other personal benefits that were received by the named executive officers were valued on the basis of their incremental cost to the Corporation.

(3)	In 2005 each of the named executives received grants of performance accelerated restricted stock in the following respective share amounts: Mr. McGuinn, 85,346; Mr. Elliott, 49,499; Mr. O’Hanley, 35,148; Mr. Lamere, 26,842; and Mr. Canter, 38,516. The amounts for 2005 shown in this column reflect the aggregate market value of these shares on the date of the award, determined without regard to the restrictions on transfer. The shares are restricted against transfer and will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Human Resources Committee of the Board of Directors are met or on death, disability or a Change in Control Event (as defined in the relevant agreement) or in accordance with a seven-year vesting schedule, upon retirement after age 55. Mr. Canter is entitled to receive all of his shares upon retirement at or after age 65. For the 2005 grants, the performance goals for Mr. McGuinn and Mr. Elliott require that for years after 2004 both earnings per share and return on common equity targets must be met. If the performance goals for a particular year are met with respect to Mr. McGuinn’s and Mr. Elliott’s performance accelerated restricted stock, the restrictions against transfer will then lapse as to one-third of the amount granted to each executive. The performance goals for Messrs. O’Hanley, Lamere and Canter are targeted to both the performance of the businesses for which each of them is responsible, as well as to the businesses for which they are collectively responsible. Either 18.75% or 25% of each award may be earned in each of the first four years after grant, and all or a portion of the shares not previously earned may be earned four years after grant, if the performance goals established by the Human Resources Committee for such yearly or four-year period are achieved.

(4)	Except for deferred share awards, dividends are paid on the awards disclosed in the table at the same rate and at the same time as dividends are paid on all other outstanding shares of the Corporation’s Common Stock. Dividend equivalents are paid on the deferred share awards at the same rate and at the same time as the dividends on the Common Stock, but are withheld by the Corporation until the payout date elected by the executive. Dividends paid on restricted stock and dividend equivalents paid on deferred share awards are not included in the Summary Compensation Table.

(5)	The number and value of the aggregate restricted stock and vested and unvested deferred share awards of each of the named officers at the end of 2005 were as follows: Mr. McGuinn—633,841/$21,709,054; Mr. Elliott—603,321/$20,663,744; Mr. O’Hanley—234,135/$8,019,124; Mr. Lamere—120,544/$4,128,632; Mr. Canter—251,925/$8,628,431. Value was determined using the Common Stock’s December 30, 2005 closing price of $34.25 per share in the New York Stock Exchange Composite Transactions. See footnote 3 on page 14 for information concerning deferred share awards.

(6)	Amounts represent the Black-Scholes value for the stock options referenced in the preceding column as of the applicable grant date. The values do not take into account stock price appreciation or depreciation from the date of grant. See footnote 6 to the Option Grants in 2005 table on page 19 for additional information about this value.

(7)	Amounts in this column represent Long-Term Incentive Plan Payouts in the form of deferred cash incentive awards paid in connection with the exercise of accelerated stock options.

(8)	Includes for 2005 for Messrs. McGuinn, Elliott, O’Hanley, Lamere and Canter, respectively, the following compensation amounts: (i) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Corporation’s Elective Deferred Compensation Plan for Senior Officers (the “Deferred Compensation Plan”), $414,456, $438,711, $150,490, $130,602 and $96,178; (ii) matching contributions under the Corporation’s Retirement Savings Plan, a 401(k) plan, $8,190, $7,992, $7,841, $7,823 and $8,190; (iii) cash paid to the executive equal to his

(footnotes continued on next page)

imputed income under the Mellon Bank Senior Executive Life Insurance Plan, $5,045, $2,260, $810, $602 and $1,874; and (iv) net taxable gain (if any), allocated from the co-investment programs with Mellon Ventures, $7,552, $7,552, $0, $0 and $0 (discussed below).

With respect to clause (i) above, interest under the Deferred Compensation Plan is accrued at a rate based on the 120-month rolling average rate on 10-year Treasury Notes, subject to a floor of 7.5%, plus a premium based on years of service. Based on their years of service, interest on deferred compensation for each of the named executive officers in 2005 accrued at the maximum rate for 2005 of 10.13%. Total interest accrued (but not currently paid or payable) on deferred compensation for the named executive officers in 2005 was: Mr. McGuinn, $1,132,622; Mr. Elliott, $1,198,906; Mr. O’Hanley, $411,259; Mr. Lamere, $356,909; and Mr. Canter, $262,835. These amounts are provided for informational purposes only—only the portion of such amounts shown in clause (i) above is included in the Summary Compensation Table.

Due to uncertainty regarding the treatment of premium payments on split dollar life insurance contracts under the Sarbanes-Oxley Act of 2002 (“SOA”), the Corporation suspended making further premium payments on such policies for its executive officers after the passage of the SOA.

Mr. McGuinn and Mr. Elliott participated in 2004 and 2003 in a co-investment program with Mellon Ventures, the Corporation’s venture capital group. For the 2003 and 2004 partnerships, Mr. McGuinn and Mr. Elliott will receive the returns on their investment only, and no amounts were invested by the Corporation in connection with the participation of the named executives. Each named officer participated in similar limited partnerships in 2002, 2001 and 2000. However, for the 2002, 2001 and 2000 partnerships, each of the officers will receive the returns on their investment, and, additionally, will receive 90% of the returns on three times the officer’s investment (which amount was invested by the Corporation) after payment of an 8% preferred return to the Corporation. The officer’s right to receive returns following termination of employment (other than due to death, disability or retirement) on the portion invested by the Corporation is subject to a five-year vesting schedule. In 2005, the named executive officers were allocated gains and losses from the 2002 (each named executive officer) and 2003 (Mr. McGuinn and Mr. Elliott) Mellon Ventures partnerships, resulting in net gains for Mr. McGuinn and Mr. Elliott in the amounts set forth in clause (iv) above and small net losses for Messrs. O’Hanley, Lamere and Canter, and cash distributions were made to each of the named executive officers in connection with tax liability resulting from those allocations. Except for the amounts disclosed in clause (iv) above, no amounts relating to the Mellon Ventures co-investment program are included in the Summary Compensation Table. As previously announced, the Corporation has changed its venture capital strategy, and therefore no Mellon Ventures co-investment partnership was formed for 2005 or 2006 or is anticipated in the future.

(9)	Mr. Elliott was awarded a bonus of $1,100,000 for 2003 of which he elected to receive 25% in deferred share awards, in addition to the 25% that was automatically paid in restricted stock or deferred share awards. These awards are reflected in the “Restricted Stock Awards” column.

(10)	The “Total” (column k) represents the sum of the values for each compensation element shown in columns (c), (d), (e), (f), (h), (i), and (j). No amounts are reflected for increased pension benefits attributable to 2005 pending public comments on and adoption by the Securities and Exchange Commission of new executive compensation reporting rules.

Option Grants in 2005

Shown below is information on grants of stock options pursuant to the Corporation’s Long-Term Profit Incentive Plan (the “Option Plan”) during 2005. The Option Plan is administered by the Human Resources Committee of the Board of Directors, which has authority to determine the individuals to whom options are granted and the amount and terms of all grants thereunder. No stock appreciation rights were granted in 2005. In the event of a change in control of the Corporation, as defined in the Option Plan, all the option grants shown below for Mr. Elliott, Mr. O’Hanley, Mr. Lamere and Mr. Canter would become immediately exercisable.

	Individual Grants					Grant Date Present Value ($)(6)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2005	Exercise Price (per share) ($)	Expiration Date
MARTIN G. MCGUINN	478,568	(1)	12.5%	27.91	2/13/09(1)	2,204,523

STEVEN G. ELLIOTT	213,324	(2)	5.6%	27.91	5/16/15	1,109,946

RONALD P. O’HANLEY	24,433	(3)(4)	.6%	29.21	1/23/15	142,941

DAVID F. LAMERE	18,658	(3)(4)	.5%	29.21	1/23/15	108,812

	5,861	(5)	.2%	30.68	1/23/13	30,744

STEPHEN E. CANTER	26,773	(3)(4)	.7%	29.21	1/23/15	156,137

(1)	Options are exercisable as of February 14, 2006 and will remain exercisable through February 13, 2009 which is three years from the date Mr. McGuinn ceased to serve as Chairman and Chief Executive Officer. The options originally had a 10-year term. Transferable to immediate family members and entities for their benefit.

(2)	Options are exercisable annually in thirds beginning on May 17, 2006. Transferable to immediate family members and entities for their benefit.

(3)	Reload option rights are attached, and reload options will be automatically granted on exercise when the exercise price is paid by delivering or withholding shares of Common Stock; provided the closing price of the Common Stock on the New York Stock Exchange on the date of exercise exceeds the exercise price by at least 25 percent. Reload options have an exercise price equal to the closing price of the Common Stock on their grant date and the same expiration date as the underlying option. Reload option rights are not transferable.

(4)	Mr. O’Hanley’s and Mr. Lamere’s options become exercisable annually in thirds beginning on January 24, 2006. Mr. Canter’s options become exercisable annually in thirds beginning on December 31, 2005. Transferable to immediate family members and entities for their benefit.

(5)	This reload option grant becomes exercisable on August 4, 2008; provided however, that if the option holder sells any of the shares acquired on exercise of the underlying option before such date, the entire reload option will expire. Transferable to immediate family members and entities for their benefit.

(6)	Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black- Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black- Scholes value, the following underlying assumptions were used: (i) stock price volatility of 21% to 21.75%, representing the standard deviation of the Common Stock (as determined for the assumed term of the option by averaging expected volatility rates provided by two independent sources); (ii) dividend yield represents the annual dividend yield of the Common Stock calculated based on the annualized quarterly dividend on the date of grant (from 2.46% to 2.87%); (iii) the risk-free rate of return represents the yield on 5.5-year Treasury Strips on the date of grant as set forth in The Wall Street Journal (i.e. from 3.68% to 4.04%); and (iv) an option term of 4.0 years for Mr. McGuinn’s options and 5.5 years for all other options (determined based on analysis of actual exercise data over a five-year period and, for Mr. McGuinn, his then assumed retirement at age 65).

Aggregated Option/SAR Exercises in 2005 and Year-End Option Values

The following table shows information with respect to the exercise of stock options during 2005 by each of the named executive officers and the value of unexercised options on December 31, 2005. No SARs are currently outstanding.

	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
MARTIN G. MCGUINN	0	0	1,200,888	865,685	2,780,876	5,408,785

STEVEN G. ELLIOTT	0	0	810,160	449,210	2,227,508	2,783,843

RONALD P. O’HANLEY	2,847	(9,594)	75,920	50,142	200,229	229,712

DAVID F. LAMERE	8,654	56,019	81,679	35,951	470,742	160,597

STEPHEN E. CANTER	18,692	159,670	91,647	27,322	161,085	97,344

(1)	The “Value Realized” is equal to the difference between the option exercise price and the fair market value of the Common Stock on the New York Stock Exchange on the date of exercise. In connection with all of the options exercised by Mr. O’Hanley, 1,620 of the options exercised by Mr. Lamere and 1,725 of the options exercised by Mr. Canter, upon exercise of these options, the Corporation paid cash to Mr. O’Hanley, Mr. Lamere and Mr. Canter in an amount equal to the option exercise price pursuant to the terms of a Deferred Cash Incentive Award Agreement entered into at the time the options were granted. As required by the Agreement, these payments were used to pay the exercise cost of the options. The vesting of the options and these payments, which are reported as LTIP Payouts in the Summary Compensation Table on page 16, were triggered by the attainment of certain performance goals. In the case of Mr. O’Hanley, at the time of exercise, the aggregate exercise cost exceeded the market price of the option stock by the amount shown above.

(2)	The “Value of Unexercised In-the-Money Options at Year-End” is equal to the difference between the option exercise price and the Common Stock’s December 30, 2005 closing price of $34.25 per share in the New York Stock Exchange Composite Transactions.

Equity Compensation Plan Information

The following table shows information relating to the numbers of shares authorized for issuance under the Corporation’s Equity Compensation Plans. For a narrative description of each of the equity compensation plans included in the following table, see Note 23 of Notes to Financial Statements in the Corporation’s 2005 Financial Annual Report to Shareholders. Equity compensation plans described in Note 23 that have not received shareholder approval are the Corporation’s ShareSuccess Plan, Stock Option Plan for the Mellon Financial Group West Coast Board of Directors, and the Stock Option Plan for Affiliate Boards of Directors. Additional annual broad-based grants under the ShareSuccess Plan are not anticipated, and additional grants under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors will not be made.

Equity compensation plans at Dec. 31, 2005

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (b)
Equity compensation plans:
Approved by shareholders	30,386,411		$31.86	26,509,593	(c)
Not approved by shareholders	4,687,848	(a)	$37.41	4,483,232	(d)
Total	35,074,259	(e)	$32.60	30,992,825

(a)	Includes 4,577,065 shares that may be issued under the ShareSuccess Plan, a broad-based employee stock option plan, at an average exercise price of $37.48 per share.

(b)	Excludes securities to be issued upon exercise of outstanding options, warrants and rights.

(c)	Includes 7,746,058 shares of common stock that may be issued under the Employee Stock Purchase Plan and 3,259,105 shares that may be issued as restricted stock, deferred share awards, stock covered by performance units or as other stock-based awards under the Corporation’s Long-Term Profit Incentive Plan.

(d)	Includes 4,422,405 shares that may be issued under the ShareSuccess Plan. No shares are included for future issuance under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors.

(e)	The weighted average term to expiration of stock options is 6.43 years.

Pension Plan Table

The following table sets forth the estimated annual benefits payable on a single-life annuity basis on retirement at age 65 pursuant to the retirement plans of the Corporation and Mellon Bank to participating employees, including officers, in specified compensation and years-of-service classifications. The credited years of service for Messrs. McGuinn, Elliott, O’Hanley, Lamere and Canter are, 25, 18, 9, 23 and 11, respectively. Benefits are determined based upon average base salary for the five years of highest compensation during the 10 years preceding retirement. The base salary of each of the named executive officers for the past three years is set forth in the Summary Compensation Table on page 16.

Average Annual Base Salary	Estimated Annual Pension for Representative Years of Credited Service
	5	10	15	20	25	30	35
$100,000	$6,000	$12,500	$18,500	$25,000	$31,000	$37,500	$43,500
200,000	13,500	27,500	41,000	55,000	68,500	82,500	96,000
300,000	21,000	42,500	63,500	85,000	106,000	127,500	148,500
400,000	28,500	57,500	86,000	115,000	143,500	172,500	201,000
500,000	36,000	72,500	108,500	145,000	181,000	217,500	253,500
600,000	43,500	87,500	131,000	175,000	218,500	262,500	306,000
700,000	51,000	102,500	153,500	205,000	256,000	307,500	358,500
800,000	58,500	117,500	176,000	235,000	293,500	352,500	411,000
900,000	66,000	132,500	198,500	265,000	331,000	397,500	463,500
1,000,000	73,500	147,500	221,000	295,000	368,500	442,500	516,000
1,100,000	81,000	162,500	243,500	325,000	406,000	487,500	568,500
1,200,000	88,500	177,500	266,000	355,000	443,500	532,500	621,000

Payment of the amounts shown in the table is subject to annual limitations imposed by the Internal Revenue Code on tax-qualified plans. To the extent the benefits set forth above exceed these limitations, benefits will be paid pursuant to nonqualified supplemental plans maintained by the Corporation and Mellon Bank. The benefits set forth above are not subject to any deduction for Social Security or other offset amounts.

Supplemental Retirement Agreements With Named Executive Officers

In order to attract and motivate senior executives and to encourage such executives to remain with the Corporation and its affiliates, the Corporation has provided certain named executive officers with retirement and/or death benefits, as described below, supplementing those available under the retirement plans described above.

Messrs. McGuinn and Elliott

Under the terms of their employment agreements (discussed below), Mr. McGuinn is entitled to receive an unfunded supplemental retirement benefit commencing on February 1, 2008, and Mr. Elliott will be entitled to receive an unfunded supplemental retirement benefit upon the later of termination of employment or attainment of age 60, with a reduced benefit available at age 55. The supplemental benefit calculated on an unreduced 50% joint and survivor basis is a monthly amount equal to the named executive’s “Final Average Compensation” multiplied by a “Service Percentage” and reduced by the total monthly amount of benefits provided under all other retirement plans maintained by the Corporation and Mellon Bank. “Final Average Compensation” generally means 1/12th of the sum of the executive’s base salary and any bonus award earned for the calendar year within the final three full calendar years of the executive’s employment by the Corporation which produces the highest amount. “Service Percentage” generally means 2.0% for each full or partial year of employment with the Corporation or with a prior employer if treated as credited service with the Corporation plus certain years for which payments under the employment agreements are continued. If Mr. Elliott’s termination of employment were due to his death prior to the commencement of the payment of the supplemental benefits, his spouse would be entitled to a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death assuming election of a 50% joint and survivor annuity, but without any early payment reduction. The supplemental annual retirement benefit payable to Mr. McGuinn is discussed below. Based on 2005 compensation, and assuming retirement at age 65, the supplemental annual retirement benefit payable to Mr. Elliott is estimated to be $671,000.

Employment Agreements with Named Executive Officers

Background relating to Mr. McGuinn’s and Mr. Elliott’s Employment Agreements

In December 2003, Mr. McGuinn and Mr. Elliott each entered into a new employment agreement with the Corporation. In connection with these agreements, the Human Resources Committee of the Board of Directors retained legal counsel and human resources consultants not regularly utilized by the Corporation. Such legal counsel and consultants reported to the Human Resources Committee and analyzed and provided advice regarding the terms of Mr. McGuinn’s and Mr. Elliott’s employment contracts. The terms of the new employment agreements entered into with Mr. McGuinn and Mr. Elliott are substantially the same as their respective prior agreements, except that Mr. McGuinn’s new agreement was for a term of four years, rather than the three-year term of his prior agreement.

Mr. McGuinn

Mr. McGuinn joined the Corporation in 1981 as Senior Vice President and Chief Counsel and served in positions of increasing responsibility until becoming Chairman and Chief Executive Officer effective January 1, 1999. In December 2003, Mr. McGuinn entered into an employment agreement with the Corporation, effective February 1, 2004, to serve as the Chairman and Chief Executive Officer of the Corporation and as Chairman, President and Chief Executive Officer of Mellon Bank, N.A., with a term lasting until January 31, 2008. This agreement was a renewal of an employment agreement effective February 1, 2001 which was preceded by an employment agreement effective February 1, 1998. The most recent employment agreement provided for an annual base salary of $900,000, subject to annual review (see the Compensation Committee Report on page 35 for a discussion of base salary action in 2005), participation in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to Mr. McGuinn’s position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefit described above. The agreement stated that it was the intention of the Corporation and Mr. McGuinn that Mr. McGuinn’s total compensation be competitive with that paid by similar financial institutions. Mr. McGuinn ceased serving as Chairman and Chief Executive Officer on February 13, 2006. In connection with such cessation, the Board of Directors is honoring his employment agreement, and Mr. McGuinn will receive the payments, awards and benefits provided in Section 6(a) of his employment agreement which is titled “Without Cause Termination or Constructive Discharge”. That Section provides for:

(a)	continuation of base salary until January 31, 2008 at the annual rate of $975,000;

(b)	a cash bonus for each of 2006 and 2007 in the amount of $1,500,000 and a pro-rated bonus for 2008 in the amount of $125,000;

(c)	continuation of service credit through January 31, 2008 under his supplemental retirement benefit. It is currently estimated that approximately $948,000 will be payable annually in the form of a joint and survivor annuity under his supplemental retirement benefit commencing on February 1, 2008, in addition to approximately $337,000 annually under the Corporation’s retirement plans generally available to other employees;

(d)	continuation through January 31, 2008 of medical, dental, accident, disability and life insurance benefits at an estimated annual cost to the Corporation (including reimbursement of tax costs) of $18,000;

(e)	immediate vesting of approximately 804,000 unvested non-qualified stock options (the estimated value of such in-the-money options at February 3, 2006 was approximately $5.4 million based upon the difference between the option exercise price and the closing price referenced below). These and all other options held by Mr. McGuinn may be exercised through February 13, 2009 but in no event beyond their specific term;

(f)	immediate lapse of restrictions on all restricted stock other than performance based restricted stock (approximately 14,100 shares);

(g)	restrictions on performance-based restricted stock awards (approximately 600,000 shares) will continue to lapse as if employment had continued (restrictions will lapse if performance goals are achieved, on death or disability, on a Change in Control Event or over the next six years if performance goals are not achieved). The restrictions would have lapsed on these shares if Mr. McGuinn had remained employed until age 65. At February 3, 2006, such shares had a value of approximately $20.7 million without taking into consideration the restrictions on transfer; and

(h)	the perquisites specified in the agreement including office space and secretarial support (through January 31, 2008) and use of a car and driver and financial planning services (each through February 13, 2007 and with reimbursement of all tax costs). The Corporation cannot predict the extent to which Mr. McGuinn will use the car and driver and financial planning services. The cost to the Corporation of the specified perquisites will be reported in its 2007 proxy statement.

The closing price for the Corporation’s common stock on February 3, 2006 as reported in the New York Stock Exchange Composite Transactions was $34.50 per share.

Not as part of his employment agreement but under the Corporation’s benefit plans and practices and on the same terms as are provided to other participants, Mr. McGuinn will receive: (i) in accordance with his previously filed election, amounts deferred by him and earnings on amounts deferred under the Corporation’s deferred compensation plan (Mr. McGuinn has participated in the plan for 16 years and at January 31, 2006 his account reflected approximately $8.6 million of salary and bonus deferred by him over that period and approximately $5.1 million of interest on those deferrals); (ii) his Mellon 401(k) Retirement Savings Plan account; and (iii) the right to the cash value (approximately $891,000) of a life insurance policy he owns under Mellon’s Senior Executive Life Insurance Plan. In addition, Mr. McGuinn will receive a parking place in the Corporation’s headquarters building parking garage through January 31, 2008, use of the services of Mellon Travel Services through January 31, 2008 and continuation through September 30, 2006 of umbrella liability insurance. In accordance with its practice, the Corporation will waive the obligation of Mr. McGuinn to repay the initiation fee at a country club originally paid by the Corporation.

The Corporation expects to record a pre-tax charge of approximately $19.3 million in the first quarter of 2006 in connection with the above payments, awards and benefits. Such charge plus the amounts accrued by the Corporation through December 31, 2005 in connection with such payments, awards and benefits will approximate the expense associated with the total obligation of the Corporation to Mr. McGuinn.

Mr. Elliott

In December 2003, Mr. Elliott entered into an employment agreement with the Corporation, effective February 1, 2004, to serve as Senior Vice Chairman of the Corporation and of Mellon Bank, N.A., with a term lasting until January 31, 2007. The employment agreement provides for an annual base salary of $660,000, subject to annual review (see the Compensation Committee Report on page 35 for a discussion of base salary action in 2005), participation in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to Mr. Elliott’s position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefit described above. The agreement states that it is the intention of the Corporation and Mr. Elliott that Mr. Elliott’s total compensation be competitive with that paid by similar financial institutions. The agreement provides that if, during the term of the agreement, Mr. Elliott’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge (a) he will receive full salary and benefits until the expiration of the agreement’s term or, if termination occurs within 12 months prior to the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. Elliott commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount (prorated in the case of any partial year) equal to the highest bonus received by him for any of the three years preceding his termination, and (c) all outstanding stock options with associated deferred cash incentive awards and performance-based restricted stock will remain outstanding and become exercisable and payable as if Mr. Elliott had remained employed. If Mr. Elliott’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation’s generally applicable employee benefit plans. If an actual or threatened Change in Control (as defined in Mr. Elliott’s Change in Control Severance Agreement) occurs and Mr. Elliott’s employment is terminated in accordance with such Agreement, then Mr. Elliott will be entitled to payments under such Agreement in lieu of severance payments under his employment agreement. See below for a description of the Change in Control Severance Agreements. On retirement, Mr. Elliott is entitled to payment of accrued obligations, a prorated bonus for the year of retirement, vesting of stock options, restricted stock and other awards under the Long-Term Profit Incentive Plan and post-retirement perquisites not less than those customarily provided to similarly situated retired executives. Mr. Elliott had a prior employment agreement with the Corporation that ended on January 31, 2004.

Mr. O’Hanley

Effective January 1, 2003, Mr. O’Hanley entered into an employment agreement with the Corporation with a term lasting until December 31, 2006, which provides that he will serve as President of Mellon Institutional Asset Management (now Mellon Asset Management) and as a Vice Chairman of the Corporation. Under the agreement, Mr. O’Hanley will receive a base salary of $525,000, subject to annual review, an annual bonus of up to four times the amount of his base salary in effect at the end of the relevant calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $1,540,000. Mr. O’Hanley is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under his employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. O’Hanley’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) the restricted stock received as part of his annual bonus will fully derestrict, and (d) to the extent that restrictions on certain outstanding performance-based restricted stock have not lapsed on the date of termination, such restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003). If Mr. O’Hanley’s employment is terminated without cause within six months of the end of the agreement’s term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. If his employment terminates due to disability or death, all of his annual bonus and performance accelerated restricted stock will immediately derestrict. If Mr. O’Hanley’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans and the restrictions on his annual bonus restricted stock will lapse. The agreement also provides that in the event the Corporation provides written notice on or before June 30, 2006 that the executive’s employment will terminate at the end of the term, subject to certain conditions, the restrictions on his unvested performance accelerated restricted stock granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant. Mr. O’Hanley had a prior employment agreement with the Corporation that ended on December 31, 2002.

Mr. Lamere

Effective January 1, 2003, Mr. Lamere entered into an employment agreement with the Corporation with a term lasting until December 31, 2005. The agreement provided that Mr. Lamere would serve as Chairman and Chief Executive Officer of Mellon New England, Executive Vice President of Mellon Bank and as a Vice Chairman of the Corporation. This agreement expired according to its terms on December 31, 2005 and was not replaced. Mr. Lamere continues to be employed as an officer of the Corporation in the same capacity and with the same titles as those set forth in the agreement. Under the expired agreement, Mr. Lamere received a base salary of $400,000, subject to annual review, an annual bonus of up to four times his base salary in effect at the end of the relevant calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $700,000. The agreement provided that Mr. Lamere was entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under his employment agreement duplicated those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. Lamere’s employment had been terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he would have received full salary and benefits until the expiration of the agreement’s term, (b) he would have received for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) the restricted stock received as part of his annual bonus would have fully derestricted, and (d) to the extent that restrictions on certain outstanding performance-based restricted stock had not lapsed on such a date of termination, such restrictions would have lapsed on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003). If Mr. Lamere’s employment had been terminated without cause within six months of the end of its term, the Corporation would have continued to pay his base salary after the end of the term for up to six months after the date of termination. If his employment had terminated due to disability or death, all of his annual bonus stock and performance accelerated restricted stock would have immediately derestricted. If Mr. Lamere’s employment had been terminated for cause or if he terminated his employment for reasons other than a constructive discharge, permanent disability, or death, he would have received any benefits that had vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans and the restrictions on his annual bonus stock would have lapsed. The agreement also provided that in the event the Corporation had provided written notice on or before June 30, 2005 that Mr. Lamere’s employment would have terminated at the end of the term, subject to certain conditions, the restrictions on his unvested performance accelerated restricted stock granted during the term of the agreement would have lapsed as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant. The Corporation did not provide such notice. Mr. Lamere had a prior employment agreement with the Corporation that ended on December 31, 2002.

Mr. Lamere’s current compensatory arrangements are described in an exhibit to the Corporation’s 2005 Annual Report on Form 10-K. Future documentation of certain of these arrangements as contemplated by that exhibit will be reflected in a Current Report on Form 8-K.

Mr. Canter

Effective January 1, 2003, Mr. Canter entered into an employment agreement with the Corporation with a term lasting until December 31, 2007, which provides that he will serve as the Chairman and Chief Executive Officer of The Dreyfus Corporation and as a Vice Chairman of the Corporation. Under the agreement, Mr. Canter will receive a base salary of $500,000, subject to annual review, an annual bonus of up to four times the amount of his annualized base salary as of the end of the calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $1,687,500. Mr. Canter is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under the employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. Canter’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) to the extent that restrictions on certain outstanding performance accelerated restricted stock awards have not lapsed on the date of termination, the restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003), and (d) all other restricted stock awards will immediately derestrict. If Mr. Canter’s employment is terminated without cause within six months of the end of its term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. The employment agreement also provides that if Mr. Canter terminates employment at or after age 65, all unvested performance accelerated restricted stock awards granted to him during the term of the agreement will immediately derestrict. If Mr. Canter’s employment terminates prior to age 65 other than due to disability or death, the restrictions on his unvested performance accelerated restricted stock awards granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant, and all other restricted stock awards will fully derestrict. Where his employment terminates due to disability or death, all of his restricted stock awards will immediately derestrict. If Mr. Canter’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans. Mr. Canter had a prior employment agreement with the Corporation that ended on December 31, 2002.

Change in Control Severance Agreements—Senior Officers

The Corporation has entered into change in control severance agreements (the “Agreements”) with the Chairman, each of the named executive officers and certain other senior officers of the Corporation. The purpose of the Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened Change in Control (as defined in the Agreements). Each Agreement becomes operative only upon both a Change in Control and the subsequent termination of employment of the executive in accordance with the terms of the Agreement. Payments under the Agreements are in full settlement of all other severance payments which may otherwise be payable to the executive under any other severance plan or agreement of the Corporation, including the employment agreements described above and the Displacement Program and Change in Control Severance Pay Resolution described below. The following discussion summarizes the key provisions of the Agreements covering the Chairman and each named executive officer. If the employment of any of these officers is terminated during the three-year period following a Change in Control of the Corporation, either by the Corporation other than for Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements, including the termination of employment by the executive for any reason during the 30-day period commencing one year after the date of such Change in Control), the executive will be entitled to receive: (a) a lump sum cash amount equal to such executive’s unpaid salary and bonus amounts which have become payable and have not been deferred, plus a pro-rata portion of such executive’s annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to three times the sum of (i) the executive’s highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) the executive’s highest annual incentive bonus earned during the last three completed fiscal years of the Corporation (see the Summary Compensation Table on page 16 for salary and bonus information for the named executive officers for the past three years); (c) continuation of medical, dental, accident, disability and life insurance benefits for the executive and his dependents for a period of three years following the executive’s date of termination of employment; and (d) three additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the executive participated as of his date of termination. In the event that payments related to a Change in Control of the Corporation to any executive under the Agreements or otherwise are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will generally provide the executive with an additional amount sufficient to enable the executive to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid to such executive without giving rise to such excise tax. Mr. McGuinn ceased serving as Chairman and Chief Executive Officer on February 13, 2006. The Corporation has advised Mr. McGuinn that as of February 14, 2006, he is no longer covered under the Agreement described above.

Awards under the Corporation’s Long-Term Profit Incentive Plan (2004) vest on a Change In Control Event as defined in that Plan.

Change in Control Benefits—Other Employees

Displacement Program

Under the Corporation’s Displacement Program, eligible salaried employees of the Corporation may receive certain benefits if their employment with the Corporation is terminated due to technological changes or other business reasons not related to individual performance. Such benefits may include temporary assignments, placement assistance, benefits continuation and/or severance payments based upon years of service. The program is subject to revision or termination at the Corporation’s discretion; provided, however, that it may not be changed to reduce benefits payable upon a displacement occurring within three years following a change in control of the Corporation, unless such change to the program was adopted at least 12 months prior to the occurrence of the change in control.

Change in Control Arrangements

All eligible salaried employees who are terminated within three years after a change in control (as defined) of the Corporation, other than for good cause, and under circumstances that would entitle them to benefits under the Displacement Program, would also be entitled to 12 months of base salary and benefit continuation under the Corporation’s Change in Control Severance Pay Resolution. In addition, for 10 years after the occurrence of a change in control of the Corporation, no plan merger or coverage extension involving Mellon Bank’s tax-qualified retirement plan will be permitted if it would cause the plan’s assets to fall below 125% of its liabilities, and employees age 50-54 on the date of the change in control will become eligible for early retirement under this Mellon Bank plan, on or after age 55, on the same basis as employees who are age 55. These benefits may not be reduced unless such change was adopted at least 12 months prior to the occurrence of the change in control.

A change in control will generally occur for purposes of the Displacement Program, the Change in Control Severance Pay Resolution and the tax-qualified retirement plan upon approval by the Corporation’s shareholders of a business combination or merger involving the Corporation unless immediately following such transaction the surviving corporation meets each of the following requirements: (a) the surviving corporation owns consolidated assets of the Corporation with an aggregate book value equal to more than 50% of the book value of the Corporation’s consolidated total assets prior to the transaction, (b) more than 50% of the total voting power of the surviving corporation is held by the Corporation’s shareholders immediately prior to the transaction, (c) at least a majority of the members of the board of directors of the surviving corporation were directors of the Corporation prior to the merger, and (d) no person is the beneficial owner of 15% or more of the total voting power of the surviving corporation.

APPROVAL OF THE ADOPTION OF THE MELLON FINANCIAL CORPORATION DIRECTOR EQUITY PLAN (2006) (Proxy Item 2)

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has adopted, subject to shareholder approval, the Director Equity Plan (2006) (the “Plan”). If approved by the shareholders, the Plan will replace the Stock Option Plan for Outside Directors (2001), and no further awards under that plan will be granted. If the adoption of the Plan is not approved by shareholders, awards will continue to be granted under the Stock Option Plan for Outside Directors (2001).

The purposes of the Plan are to align the interests of the Corporation’s outside directors more closely with the interests of the shareholders, to provide the outside directors with an additional incentive to work for the Corporation’s long-term success, and to establish an effective element of a reasonable directors’ compensation package. In contrast to the Stock Option Plan for Outside Directors, which is limited to stock options, the new Plan offers a variety of types of awards which may be used by the Board to provide equity compensation to outside directors.

As described below, the Board intends to grant an initial award under the Plan as of April 21, 2006 of that number of deferred share units that have a value of approximately $85,000 on the grant date to each outside director. That award is subject to shareholder approval of the Plan.

The Board of Directors recommends that shareholders vote “FOR” approval of the Director Equity Plan (2006).

Set forth below is a summary of the terms of the Plan. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Exhibit A. Terms which are defined in the Plan are used in this description as defined in the Plan.

Administration

The Board will have the authority in its discretion to grant awards under the Plan to outside directors, including the authority to determine, subject to the provisions of the Plan, the types and amounts of awards to be granted and the terms and conditions of the awards. The Board may appoint its Corporate Governance and Nominating Committee to administer the Plan. Administrative functions, including the authority to interpret the Plan, may be delegated to the Chair or Vice Chair of the Corporate Governance and Nominating Committee.

Eligibility

Awards under the Plan may be granted only to outside directors of the Corporation. An outside director is defined as a director who is not an employee of the Corporation or any subsidiary. Each of the 15 current members of the Board other than Mr. Robert Kelly and Mr. Elliott is an outside director for purposes of the Plan.

Authorized Shares

The aggregate number of shares which may be issued under the Plan is limited to 850,000 shares of Common Stock, of which no more than one-third may be issued pursuant to awards other than stock options. In applying this limit, each share issued pursuant to a stock option will reduce the number of shares remaining available under the Plan by one share, and each share issued pursuant to any other type of award will reduce the number of shares remaining available by three shares. When a stock option is exercised by the delivery of shares in payment of the option price, only the net number of new shares issued will be counted against the shares remaining available under the Plan. Shares covered by a stock option which terminates unexercised or expires and shares covered by any other type of award which are surrendered or forfeited to the Corporation shall again be available for issuance under the Plan.

On March 6, 2006, the closing price of a share of Common Stock in the New York Stock Exchange Composite Transactions was $35.89.

Stock Options

The option price of any stock option granted under the Plan may not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted. Options may be granted for such terms, not in excess of ten years, and become exercisable at such times, as the Board may determine.

The exercise price of an option may be paid in cash or in shares of Common Stock, including, if permitted by the Committee, shares that are withheld at the direction of the participant upon exercise of the option. In lieu of physical delivery of shares in payment of the exercise price of an option, a participant may certify ownership of such shares and receive from the Corporation the difference between the number of shares for which the option is exercised and the number of shares required to pay the option price. Where the exercise price is paid in shares of Common Stock, the shares used to pay the option price, or an equivalent number of shares where shares are withheld, must have been owned by the participant for six months or longer prior to the exercise.

Unless otherwise determined by the Board, (a) options that have not become exercisable shall terminate on the date the participant ceases to be a director for any reason other than death or disability; (b) options that have not become exercisable on the date the participant ceases to be a director due to death or disability shall immediately vest and become exercisable for the full term of the option; and (c) options that have become exercisable shall remain exercisable throughout their terms, regardless of whether the participant continues to serve as a director.

Stock options granted under the Plan may not be repriced by any method, including cancellation and reissuance. Unless otherwise expressly provided, all options granted under the Plan will become exercisable immediately upon the occurrence of a Change in Control Event, as defined in the Plan.

Restricted Stock

Restricted stock awards cover shares of Common Stock which are registered in the participant’s name upon grant. The participant generally enjoys all the incidents of stock ownership with respect to such shares, including the right to receive cash dividends and to vote the shares. However, the participant may not sell, transfer, assign or otherwise encumber or dispose of the shares until the restrictions have lapsed. Restricted stock awards will remain restricted following the date of grant for such period as the Board may determine, and the Board may also impose such other restrictions and conditions on the shares or the release of the restrictions as it deems appropriate. Unless otherwise provided, the restrictions upon shares of restricted stock will lapse upon termination of a directors’ service due to death or disability or upon the occurrence of a Change in Control Event, as defined in the Plan, and shares which remain subject to restriction will be forfeited to the Corporation upon termination of a director’s service for any other reason.

Deferred Share Units

General. A deferred share unit entitles the participant to receive a share of Common Stock on the deferred payment date specified by the Board. A deferred share unit is forfeited to the Corporation if the director’s service terminates prior to the vesting date specified by the Board for any reason other than death or disability. If the director’s service continues through the vesting date specified by the Board, or if a Change in Control Event, as defined in the Plan, occurs prior to the vesting date, the deferred share unit becomes vested and is not thereafter subject to forfeiture. Vested deferred share units will generally be payable 30 days following the date the director’s service on the Board terminates for any reason.

Unless otherwise provided by the Board, each deferred share unit award which vests and becomes payable entitles the participant to receive, in addition to the shares covered by the deferred share units originally awarded, the number of shares of Common Stock that would have been earned until the date of termination of the participant’s service as a director if the shares covered by the original deferred share unit award had been held for the participant’s account under the Corporation’s Direct Stock Purchase and Dividend Reinvestment Plan.

Initial Grant of Deferred Share Units. Subject to shareholder approval of the Plan, the Board intends to grant to each outside director as of April 21, 2006 an award of that number of deferred share units that have an approximate value of $85,000 on the grant date. The exact number of deferred share units to be granted will be calculated by dividing $85,000 by the closing price of a share of Common Stock on April 21, 2006 and rounding to the next lower unit. The vesting date of this initial award will be the date of the Corporation’s annual meeting of shareholders in 2007.

Other Stock-Based Awards

The Plan gives the Board the authority, in its discretion, to grant to outside directors any other type of award that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock that the Board deems consistent with the purposes of the Plan. Such other stock-based awards may include, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of Common Stock. The Board will determine the terms and conditions, if any, of any other stock-based award granted under the Plan.

Miscellaneous

No award may be granted under the Plan after December 31, 2015.

The Board may terminate the Plan in whole or in part at any time and may from time to time amend the Plan as it may deem advisable. Any such action may be taken without shareholder approval, except to the extent that shareholder approval is required by law or by the rules of any stock exchange on which the Common Stock is listed.

If authorized by the Board, a participant may elect to defer receipt of deferred share units, restricted stock or other stock-based awards otherwise payable under the Plan, provided that such election is consistent with the requirements of the Internal Revenue Code.

Reasons for the Plan

In late 2004 and 2005, the Corporate Governance and Nominating Committee retained a human resources consulting firm to review the Corporation’s compensation package for outside directors and advise the Committee as to how that package compared to peer companies in both amount and components of the package. This same firm was retained by the Human Resources Committee as described on pages 35, 36 and 37. In 2004, the firm advised that the Corporation’s compensation package was well below the median of peer companies, and in response the Board increased the cash components of the compensation package in April 2005.

In 2005, the firm advised that while the Corporation’s cash compensation was now at approximately the median of peer companies, the equity component was still well below the median. In addition, the firm recommended that the Corporation broaden the types of equity awards that could be issued to directors beyond stock options to include those types of awards described above.

The Corporate Governance and Nominating Committee and then the Board considered these recommendations and determined to adopt the Plan subject to shareholder approval. An equity award of approximately $85,000 will bring total cash and equity compensation to approximately the median of peer companies, and the Board believes it is appropriate in 2006 to grant a type of award (deferred share unit) that cannot be sold or disposed of by a director until his or her Board service terminates. This type of award and required holding period should align more closely the interests of directors and shareholders.

Federal Income Tax Consequences

The following is a brief summary of the principal Federal income tax consequences of the grant and exercise of awards under present law.

Stock Options. A director will not recognize any taxable income for Federal income tax purposes upon receipt of a stock option. Upon the exercise of a stock option, the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price will be treated as compensation received by the director in the year of exercise. If the option price of a stock option is paid in whole or in part with shares of the Corporation’s common stock, no income, gain or loss will be recognized by the director on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise will be treated as compensation income received by the director on the date of exercise of the stock option.

Except as described in “Other Tax Matters” below, the Corporation or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the director.

Restricted Stock. A director who receives restricted stock will not recognize any taxable income for Federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, a director may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the director does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the director and will be taxable in the year the restrictions lapse. Except as described in “Other Tax Matters” below, the Corporation or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Deferred Share Units. A director who receives deferred share units will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any shares of common stock received pursuant to the award will be treated as compensation income received by the director generally in the year in which the director receives such shares of Common Stock. The Corporation generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the director.

Other Tax Matters. The exercise by a director of a stock option or the lapse of restrictions on restricted shares or deferred share units following the occurrence of a Change in Control Event, in certain circumstances may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the director on certain payments of the Corporation’s Common Stock or cash resulting from such exercise or, in the case of restricted stock or deferred share units, on all or a portion of the fair market value of the shares or units on the date the restrictions lapse and (ii) the loss of a compensation deduction which would otherwise be allowable to the Corporation or one of its subsidiaries as explained above.

Vote Required for Approval

Approval of the Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. If a broker or nominee voting a proxy limits the number of shares voted on the proposal or indicates that shares are not voted on the proposal, such “non-votes” will not be voted on the proposal and will not be counted in determining the number of votes required for approval.

With respect to Proxy Item 2, the Board of Directors recommends a vote FOR approval of the Director Equity Plan (2006).

SHAREHOLDER PROPOSAL (Proxy Item 3)

Set forth below is a shareholder proposal to remove from the By-Laws a shareholder-approved provision requiring a 75% shareholder vote to amend or repeal By-Law provisions relating to the Corporation’s Board of Directors if the amendment or repeal is not approved by the Board of Directors. This proposal is included in the Proxy Statement in accordance with the rules of the Securities and Exchange Commission and is not endorsed by the Board of Directors. The Board of Directors recommends that shareholders vote AGAINST approval of the shareholder proposal (Proxy Item 3).

As indicated on page 10, the Board of Directors and the Corporation’s new Chairman, President and Chief Executive Officer, Robert P. Kelly, have committed to conduct during 2006 a thorough review of all corporate governance arrangements that relate to unsolicited takeover efforts. The Board has further determined that regardless of the results of this review, it will include in the Proxy Statement for the Corporation’s 2007 Annual Meeting a management proposal to declassify the Board of Directors and will recommend a shareholder vote in favor of that proposal.

Article Two, Section 16 of the By-Laws, which the shareholder proposal seeks to repeal, requires a vote of 75% of the outstanding shares to approve an amendment to the classified board provisions of the By-Laws only if the amendment has not been previously approved by the Board of Directors. Since the proposal to declassify the Board which will be presented at next year’s annual meeting will have been approved by the Board, the 75% vote requirement will not apply, and the proposal will be adopted if approved by a majority of the shares voted on the proposal.

Article Two, Section 16 requires the vote of 75% of the outstanding shares to amend or repeal Section 2, 3, 4, 5, 6 or 7 of Article Two, or Section 16 itself, unless the amendment or repeal has previously been approved by a majority of the Board of Directors. Section 3 of Article Two creates the classified board structure. Section 2 gives the Board the authority to fix the number of directors. Section 4 requires shareholders to give 90 days’ advance notice of director nominations. Section 6 requires a vote of 75% of the outstanding shares to remove directors without cause. Section 5 authorizes the Board to fill any Board vacancies arising between annual meetings. Section 7, which has no current significance, provides that Sections 2 through 6 of Article Two will not apply to any directors elected by holders of the Corporation’s preferred stock.

The Corporate Governance and Nominating Committee of the Board, which consists entirely of independent directors, has studied the proposal. The Committee notes that the shareholder proposal is unnecessary as regards declassification of the Board of Directors because the 75% vote requirement will not apply to the declassification proposal which the Board has committed to present to shareholders in 2007. The remaining By-Law provisions subject to Article Two, Section 16, as well as Article Two, Section 16 itself, will be included in the study of corporate governance provisions which the Board has committed to undertake in 2006. The Committee and the Board believe that as regards these provisions, the shareholder proposal is premature.

For the reasons indicated above, the Board of Directors unanimously recommends that the shareholders vote AGAINST approval of the shareholder proposal (Proxy Item 3). The proposal, and the statement of the proponent in support of the proposal, are quoted below. The Corporation assumes no responsibility for the content of these materials.

SHAREHOLDER PROPOSAL:

The following proposal (Proxy Item 3) was submitted by the California Public Employees’ Retirement System, P.O. Box 942708, Sacramento, CA 94229-2708, which as of November 8, 2005 owned approximately 2,300,000 shares of Common Stock:

“SHAREHOLDER PROPOSAL

“RESOLVED, that the shareowners of Mellon Financial Corporation (“Company”) amend the Company’s By-Laws, in compliance with applicable law, to delete Article II Section 16, which requires a seventy-five percent of outstanding shares supermajority vote to change certain provisions of Article II of the Company’s By-Laws relating to directors including Section 2 (relating to the number of directors); Section 3 (relating to the classified board structure); Section 4 (relating to board of director nominations); Section 5 (relating to the filling of board vacancies); Section 6 (relating to the removal of directors); Section 7 (relating to directors elected by preferred class of stocks); and Section 16 itself (relating to supermajority voting requirements for certain By-Law amendments).

“SUPPORTING STATEMENT

“Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with more than 1.4 million participants, and as the owner of approximately 2,300,000 shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed, would make the Company more accountable to shareowners by removing supermajority voting requirements that make it extremely difficult to, among other things, declassify the Company’s board of directors and remove directors.

“As it currently stands, the affirmative vote of seventy-five percent of the outstanding shares of the Company is required for shareowners to approve an amendment to the By-Laws to, among other things, declassify the Company’s board of directors or remove directors. When you consider abstentions and broker non-votes, such a supermajority vote can be almost impossible to obtain. For example, a proposal to declassify the board of directors filed at Goodyear Tire & Rubber Company failed to pass even though approximately 90 percent of votes cast were in favor of the proposal. While it is often stated by corporations that the purpose of supermajority voting requirements is to provide corporations the ability to protect minority shareowners, supermajority requirements are most often used, in CalPERS’ opinion, to block initiatives opposed by management and the board of directors but supported by most shareowners. The Goodyear Tire & Rubber Company vote is a perfect illustration.

“CalPERS believes that good corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. CalPERS also believes that shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance, as illustrated by a recent study by McKinsey & Co. If the Company were to remove its supermajority voting requirements, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance. Considering the Company’s five year stock performance is a negative 20%, action is warranted. We urge your support FOR this proposal.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” APPROVAL OF THE SHAREHOLDER PROPOSAL.

Vote Required

Approval of the shareholder proposal (Proxy Item 3) would require the affirmative votes of the holders of 75% of the outstanding shares of Common Stock. An abstention or a broker non-vote with respect to the shareholder proposal would have the same effect as a vote against the proposal.

COMPENSATION COMMITTEE REPORT

Introduction and Changes in 2006

The Corporation’s Human Resources Committee (the “Committee”) consists of six directors, each of whom is an independent director under the rules of the New York Stock Exchange. Among the Committee’s duties is the responsibility for establishing the compensation of the senior managers of the Corporation and its subsidiaries, including the compensation of Mr. Kelly and the named executive officers. The Committee also reviews programs to facilitate the selection and development of key managers.

Under the guidance of the Committee, the Corporation’s compensation policies are designed to accomplish the goal of managing the Corporation towards increased profitability and shareholder value. Accordingly, three principles underlying the Corporation’s compensation policy for all senior managers, including Mr. Kelly and the named executive officers, are (i) aligning the financial interests of senior managers with those of the Corporation’s shareholders, (ii) paying for corporate and individual performance and (iii) creating compensation arrangements that are both competitive and attractive to senior managers. These principles are reflected in the structure of the Corporation’s compensation program for senior managers, which consists of three basic components: base salary, annual awards under the Profit Bonus Plan (the “Bonus Plan”) and awards under the Long-Term Profit Incentive Plan (the “Long-Term Plan”). Through this structure, the Committee places emphasis on the “at risk” elements of compensation for senior managers and elements of compensation tied to corporate performance objectives. The combination of base salaries together with the incentive components of the Bonus Plan and the Long-Term Plan are relied on to achieve a competitive compensation package.

In addition, and in furtherance of the Corporation’s goal of aligning the financial interests of the Corporation’s senior management and shareholders, in 2003 the Corporation implemented stock ownership guidelines pursuant to which senior managers, over time, are required to achieve and maintain holdings of the Corporation’s Common Stock. See footnote 4 on page 14 for further information.

Awards under the Corporation’s incentive plans are tied to corporate, business unit and individual performance. The accomplishment of the goals and objectives of the Corporation’s operating and strategic plans is the basis for making awards under the Bonus Plan and the Long-Term Plan and, except where performance goals have been set under the Long-Term Plan, there is no formal weighting of various factors. Together, the plans provide the Committee with the flexibility to grant awards in a manner that is believed by the Committee to encourage managers to continually focus on building high quality profitability and long-term shareholder value.

Changes In Long-Term Incentive Awards For 2006

The Corporation re-designed its long-term incentive program for 2006 to sharpen alignment with the objectives of creating superior shareholder value and attracting, retaining, and motivating key management talent. Previously, the Corporation delivered long-term incentives to participants through grants of stock options and performance accelerated restricted stock. In 2006, the Corporation is using the following three vehicles to deliver long-term incentive awards:

•	Stock Options. Stock options will remain a key part of the Corporation’s long-term incentive program and will encourage participants to focus on increasing the Corporation’s stock price. Options will be used to deliver 40 percent of a participant’s total long-term incentive value. Similarly to previous years, options will be granted with an exercise price equal to fair market value on the date of grant and will vest in equal installments over three years. Reload options will no longer be granted except when required by an existing employment agreement.

•	Restricted Stock. Restricted stock will be used to strengthen the alignment of management with shareholders and ensure that management has a strong incentive to remain with the organization. Participants will receive an award of restricted stock that will compose 20 percent of an individual’s total long-term incentive value. These restricted shares will vest at the end of three years if the participant continues to be employed by the Corporation.

•	Performance Shares. The performance share component of the program is designed to reward plan participants for creating shareholder returns that are superior to those of peer organizations. Performance Shares will comprise the remaining 40 percent of each participant’s long-term incentive opportunity. Actual awards can range from 0 to 200 percent of a participant’s target award and will be determined by the Corporation’s total shareholder return performance versus a group of 19 peer companies over a three-year period, as set forth in the following chart:

Total Shareholder Return Percentile Rank	Total Shareholder Return Payout Schedule
75th and >	200%
70th	180%
65th	160%
60th	140%
55th	120%
50th	100%
45th	75%
40th	50%
35th	25%
< 35th	0

The 19 peer companies are those listed in footnote 1 on page 15.

In 2006 Mr. O’Hanley and Mr. Canter will continue to receive stock options with reload rights and performance accelerated restricted stock as provided in their employment agreements.

Compensation Arrangements with Robert P. Kelly

In negotiating compensation arrangements with Mr. Kelly, the Committee’s goals were to achieve a compensation package that is both reasonable and competitive in the current compensation environment and one that is consistent with the Corporation’s compensation policies described above. The Committee believes it achieved these goals. It retained as advisors both a human resources consulting firm and outside counsel, each of whom is not regularly utilized by the Corporation. It was important to the Committee that the compensation arrangements be competitive not only in amount but also in terms of the design and components of the compensation package. A significant portion of the package is “at risk” and thus dependent on the performance of the Corporation that will benefit all shareholders. The Committee also wanted the compensation arrangements to be documented through a letter agreement that provides, among other things, for the same change in control severance agreement and the same long-term incentive award structure as the Corporation’s other most senior managers receive. This was also accomplished, and the letter agreement between Mr. Kelly and the Corporation has been filed as an exhibit to the Corporation’s Current Report on Form 8-K, dated January 31, 2006.

Actions in 2005

Base Salary

Mr. McGuinn and Mr. Elliott were each entitled to annual review in 2005 of his base salary by the Committee under the terms of his employment contract with the Corporation. As a result of such review, Mr. McGuinn received a salary increase of $25,000 per year, and Mr. Elliott received a salary increase of $15,000 per year, each effective in May, 2005. In its 2005 review of Mr. McGuinn’s and Mr. Elliott’s salaries, the Committee reviewed compensation data based on a survey of executive officers holding comparable positions at 19 other companies similar to the Corporation in terms of its various business lines. Changes were made to the composition of this “peer group” in early, 2005 in order to more closely reflect changes in the Corporation’s business mix and to reflect the Corporation’s size. Of these comparable institutions, eight are included in the KBW 50 Index used in the Performance Graph on page 15. Each of Messrs. O’Hanley, Lamere and Canter was entitled to annual review of his base salary under the terms of his employment contract. As a result of such review, no salary action was taken for Messrs. O’Hanley, Lamere or Canter in 2005. Mr. Lamere did receive a $30,000 salary increase effective January 1, 2006. See pages 22 to 26 for a summary of the employment agreements of the named executive officers.

Long-Term Plan Awards

In 2005, the Committee reviewed the long-term incentive component of total compensation for Messrs. McGuinn and Elliott and awarded them stock options and restricted stock grants which are described below. In conducting its review, the Committee reviewed compensation data based on a survey of comparable executive officers of 19 other financial institutions similar to the Corporation in terms of its various lines of business and size. As noted above, changes were made to the composition of these comparative institutions in early 2005 in order to more closely reflect changes in the Corporation’s business mix and to reflect the Corporation’s size. Of these comparative institutions, eight are included within the KBW Index used for the Performance Graph on page 15. Based on the comparative compensation data reviewed by the Committee, the Committee believed that the value of the “at risk” component of compensation represented by these options and restricted stock grants, coupled with the Corporation’s annual cash compensation (measured in terms of base salary and cash bonus), achieved the needed competitive positioning of the Corporation’s senior executive compensation package while creating a significant incentive for the executives and aligning their financial interests with those of the Corporation’s shareholders. The number of options and amount of restricted stock previously granted to each executive together with total compensation as reflected in the comparative compensation data referenced above were considered in determining the number of shares covered by each award.

The value of the overall long-term incentive awards granted to each of Mr. McGuinn and Mr. Elliott decreased by approximately 35% from 2004. The grant date value of the 2005 performance accelerated restricted stock awards decreased by approximately $3.0 million for Mr. McGuinn and by approximately $1.8 million for Mr. Elliott from 2004, while the value of the options granted increased. This increase was in part the result of a change in the method by which the Corporation determined the value of options for purposes of calibrating the number of options to be granted. The change was made to align the Corporation’s grant methodology with new accounting rules for valuing equity-based compensation and with methodologies used to value awards in major compensation surveys and databases. This change in methodology resulted in a lower value per option and a higher number of options granted.

(See the table for “Option Grants in 2005” on page 19 for further information regarding options granted in 2005). Options granted to Mr. McGuinn and Mr. Elliott in 2005 did not contain reload rights.

In May of 2005, Messrs. McGuinn and Elliott also received grants of performance accelerated restricted stock. The shares are restricted against transfer for seven years and, in the case of Mr. Elliott, will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Committee are met or on death, disability, a Change in Control Event (as defined in the Long-Term Plan) or in accordance with a seven-year vesting schedule upon retirement after age 55. See clause (g) on page 23 for information regarding the performance accelerated restricted stock held by Mr. McGuinn. The performance goals require that for years after 2004 both an earnings per share target and a return on common equity target must be met. If the performance goals are met for a particular year, the restrictions against transfer will then lapse as to one-third of the amount granted to each executive. The executive has full voting rights with respect to the shares, and dividends are payable at the same rate and at the same time as paid to other holders of the Corporation’s Common Stock. The above performance goals for 2005 were not achieved, and the restrictions against transfer did not lapse for 2005 with respect to any of Mr. McGuinn’s or Mr. Elliott’s awards of performance accelerated restricted stock. The performance goals were achieved for 2004.

In connection with its consideration of stock option and performance accelerated restricted stock awards for 2005 for senior managers, the Committee retained a human resources consulting firm not regularly utilized by the Corporation. This same firm was retained by the Corporate Governance and Nominating Committee as described on page 30.

Performance accelerated restricted stock was also granted to other senior managers of the Corporation in 2005. For certain managers, including Messrs. O’Hanley, Lamere and Canter, the performance goals are not the corporate goals referred to above, but are specifically targeted to performance measures of the businesses for which the manager is responsible. Performance goals were achieved in 2005 for the performance accelerated restricted stock granted from 2003 through 2005 to Mr. O’Hanley and Mr. Lamere, and a portion of such performance accelerated restricted stock held by Mr. Canter. As a result, restrictions lapsed with respect to 25% of such performance accelerated restricted stock held by Mr. O’Hanley and Mr. Lamere and 12.5% of such performance accelerated restricted stock held by Mr. Canter.

The Committee reviews the performance of senior managers annually and if preestablished performance goals are met, determines within its discretion whether the exercise date for certain previously granted options should be accelerated. Otherwise, these options are only exercisable during the final 60 days of their ten-year term. As provided for in the Long-Term Plan, the exercise of these accelerated options is intended to include the payout of a deferred cash incentive award to the optionee in an amount equal to the exercise price for such options. The optionee must use the cash award to pay the option exercise price of the accelerated options. The performance goals for the acceleration of these options and the payment of the deferred cash incentive award were achieved by the Corporation in 2004. Accordingly, the options were accelerated and deferred cash incentive awards were paid to Messrs. O’Hanley, Lamere and Canter in 2005 (these amounts are shown in “LTIP Payouts” in the Summary Compensation Table on page 16). Neither Mr. McGuinn nor Mr. Elliott held any such options or deferred cash incentive awards in 2005.

Options with such deferred cash incentive awards have not been granted since 1999. These options will not be a material ongoing element of senior executive compensation, and only a limited number remains outstanding.

Bonus Plan Awards

The Committee considered and approved bonus awards for 2005 for the Corporation’s senior managers, including Mr. McGuinn and the other named executive officers. Bonus awards for 2005 were paid entirely in cash. In making awards under the Corporation’s Bonus Plan for 2005, the Committee again examined the performance of the Corporation and its senior managers. In connection with its consideration of bonus awards for 2004 and 2005 for senior managers, the Committee retained the human resources consulting firm referenced above.

The starting point for determining bonus awards was a matrix that reflected each manager’s position and overall performance evaluation and, if applicable, the provisions of his employment agreement. With respect to Messrs. O’Hanley, Lamere and Canter, the matrix that had been used in 2004 was adjusted in the case of certain individual performance levels to reflect (i) the 2005 operating income plan as compared to 2004 operating income and (ii) 2005 operating income performance against the 2005 plan. Individual and organization/business unit performance were then considered in determining final award amounts for 2005. This review focused on the individual performance of each officer for full year 2005. The Committee completed a formal, written performance evaluation for Mr. McGuinn utilizing the criteria of Strategy, Financial Results, Building Capability (management development and succession), CEO Leadership and Board and Governance Leadership Performance on a weighted basis and received input from the full Board on the evaluation. In determining Mr. McGuinn’s Bonus Plan award for 2005, the Committee evaluated him within the context of the year experienced by the Corporation with respect to its 2005 operating plan, as well as his performance evaluation and his leadership in planning and executing the strategic and operating initiatives of the Corporation. For 2005, Mr. McGuinn received a Bonus Plan award of $1,500,000 which was $56,000 more than the Bonus Plan award he received for 2004. Each other named executive officer was evaluated based in significant measure upon performance in the following areas: Results-Based Goals, Shared Values and Leadership Competencies.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation for certain officers of public companies. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. Compensation in excess of $1,000,000 qualifies for the ordinary business expense deduction if it qualifies as “performance based compensation” under Section 162(m). Of the three basic components of the Corporation’s compensation program for senior managers discussed above, base salary and awards under the Bonus Plan do not qualify as “performance based compensation” while certain currently outstanding awards under the Long-Term Plan (i.e., stock options and deferred cash incentive awards) do qualify, and others (i.e., performance accelerated restricted stock and time-based restricted stock) do not qualify, as “performance based compensation.” The Committee intends that Performance Shares qualify as “performance based compensation.”

In redesigning the Corporation’s long-term incentive program for 2006, the Committee considered the impact of Section 162(m) and believes that 80% of a participant’s total long-term incentive value (i.e., stock options and performance shares) will qualify as “performance based compensation.” In 2006, the Committee will examine the issue of deductibility of executive compensation within the context of the Corporation’s compensation policies and the overall operation of the Corporation’s compensation plans and will consider what additional actions should be taken, if any, to operate the compensation plans in a tax effective manner.

The Human Resources Committee of the Board of Directors presents the foregoing Report.

Wesley W. von Schack, Chair	Robert Mehrabian, Vice Chair
Ruth E. Bruch	Mark. A. Nordenberg
Edmund F. Kelly	John P. Surma

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Corporate Governance and Nominating Committee (“Nominating Committee”) consists of five directors, each of whom is an independent director under the rules of the New York Stock Exchange (“NYSE”). The Charter of the Nominating Committee is available at the Corporation’s website at www.mellon.com/governance/committees.html.

One of the most important responsibilities of the Nominating Committee under its Charter is in advance of the annual shareholders’ meeting each year to recommend persons to be nominated by the Board of Directors for election as directors of the Corporation. The Nominating Committee will consider candidates recommended by shareholders, and a shareholder desiring to make such a recommendation should follow the procedures set forth on pages 7 and 8 of this Proxy Statement. The Nominating Committee does not have any formal policies with regard to the consideration of shareholder-recommended candidates other than that any such person will be considered at the same time and under the same criteria used to evaluate all other candidates.

The criteria for the nomination of directors are set forth in the Corporation’s Board Policies and are as follows:

“The Corporate Governance and Nominating Committee will consider for selection as Directors those persons:

1.	who have the proven ability and experience to bring informed, thoughtful and well-considered opinions to corporate management and the Board;

2.	who have the competence, maturity and integrity to monitor and evaluate the institution’s management, performance and policies;

3.	who have the willingness and ability to devote the necessary time and effort required for service on the Board;

4.	who have the capacity to provide additional strength, diversity of view and new perceptions to the Board and its activities;

5.	who have the skills and personality to work with other Directors in building a Board that is effective, collegial and responsive to the needs of the Corporation;

6.	who have the necessary measure of self-confidence and articulateness to ensure ease of participation in Board discussions; and

7.	who hold or have held the position of Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer or a senior position with a major business corporation or a position of senior leadership in an educational, medical, religious or other non-profit institution or foundation of national significance.”

The Nominating Committee will not recommend a person for nomination by the Board unless he or she satisfies all of these criteria.

In addition, the Nominating Committee reviews a variety of skills, background and experience that it believes are important for one or more Board members to possess. They are as follows:

Strategic Planning; Technology/Telecommunications; Financial Expertise; Marketing/Communications; Government Affairs/Legal/Regulatory; Management/Governance Experience; International; Other Boards; and Community Relations.

These skills, background and experience are not applied as a quantitative formula but rather as a set of aspirational goals to be achieved over time. Also, the Nominating Committee considers the diversity of the Board, in all senses of the term diversity. Potential Board candidates have been identified to the Nominating Committee by current directors of the Corporation, a search firm retained to identify and evaluate potential Board candidates and senior officers of the Corporation. The Nominating Committee expects that in the future potential Board candidates will be identified in the same manner. Identified candidates are evaluated against the criteria described above, but because different candidates have different qualities, skills, background and experience, the evaluation process will differ as to each. The evaluation process for a shareholder-recommended candidate will depend on the qualities, skills, background and experience of the individual.

Paul L. Cejas is the only nominee recommended for election at the 2006 annual meeting of shareholders who is not an executive officer of the Corporation or standing for re-election. Mr. Cejas was identified to the Corporation by a senior officer at the Corporation’s subsidiary bank located in Miami, Florida. The Corporation had been looking to increase its presence in South Florida. He then met with Mr. McGuinn and on his recommendation with the Chair of the Nominating Committee. The Chair of the Nominating Committee made inquiries as to Mr. Cejas’ background and qualifications and then recommended him to the Committee.

The Corporate Governance and Nominating Committee of the Board of Directors presents the foregoing Report.

James F. Orr, III, Chair	Mark A. Nordenberg
Jared L. Cohon	Wesley W. von Schack, Vice Chair
Edmund F. Kelly

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of, among other things, the integrity of the Corporation’s financial reporting process. All members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was initially approved by the Audit Committee and the Board in April 2000 and most recently amended in January 2006.

As set forth in the Charter, management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. The independent accountants are responsible for planning and carrying out an integrated audit of the Corporation’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2005 with management and with KPMG LLP (“KPMG”), the Corporation’s independent public accountants for 2005. The Audit Committee has also received from the independent accountants a letter pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, and has discussed the matters referred to in such letter with the independent accountants. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. Also in the performance of its oversight function, during 2005 the Audit Committee received frequent reports from the Corporation’s Manager of Internal Controls.

At various times the Audit Committee has considered whether the provision of non-audit services by the independent accountants to the Corporation is compatible with maintaining the accountants’ independence and has discussed with KPMG their independence. Following the enactment of the Sarbanes-Oxley Act of 2002 (the “SOA”), the Audit Committee or its Chairman (acting pursuant to delegated authority) pre-approved all new non-audit services (as defined in the SOA) proposed to be performed by KPMG. Initially, such pre-approval was on an individual engagement basis. Because of administrative and timing issues caused by this approach, in December 2002 the Audit Committee pre-approved categories of non-audit services KPMG might perform for the Corporation in 2003. Following their review of the rules on audit committee pre-approval of audit and non-audit services adopted by the Securities and Exchange Commission (“SEC”) in late-January 2003, the Audit Committee and the Board of Directors adopted in April 2003 the Corporation’s Audit and Non-Audit Services Pre-Approval Policy (the “Policy”). A copy of the Policy as amended most recently in December 2005 is Exhibit B to this Proxy Statement and is also available at the Corporation’s website at www.mellon.com/governance/audit.html.

As part of its discussion of KPMG’s independence, the Audit Committee discussed the issue of periodic mandatory rotation of independent accountants and concluded that the benefits to the Corporation from continued retention of KPMG (including the firm’s in-depth understanding of the Corporation) combined with the results of inquiries and discussion by the Committee as to KPMG’s independence outweighed any potential benefits of such a policy. In this connection, the Committee reviewed and considered quality control processes employed by KPMG and the backgrounds and experience of and internal rotation policies covering senior KPMG professionals working on the Corporation’s audit. SEC rules and KPMG policies require the rotation of the engagement partner and reviewing partner every five years, and assignments of these positions are timed so that both positions do not rotate at the same time. The Committee will, however, continue to review these issues. The Committee also considered the low level of fees billed by KPMG in 2005 for services that were not audit or audit-related. Fees billed by KPMG for 2005 and 2004 are detailed on page 43.

For information on the allocation of responsibilities among management, the internal auditors, the independent auditors and the Audit Committee, see “Allocation of Responsibilities” in the Audit Committee Charter available at www.mellon.com/governance/committees.html. The members of the Audit Committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of the Corporation’s Board of Directors and Audit Committee they are not professionally engaged in the practice of auditing or accounting.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors presents the foregoing Report.

Ira J. Gumberg, Chair	Robert Mehrabian
Paul L. Cejas	David S. Shapira, Vice Chair
Jared L. Cohon	John P. Surma

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (Proxy Item 4)

The Audit Committee, at its February 20, 2006 meeting, appointed KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 2006. KPMG LLP served as the Corporation’s independent public accountants for the year ended December 31, 2005. Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification. If the shareholders fail to ratify KPMG LLP as the independent public accountants, the Audit Committee will reconsider its selection.

The following table sets forth fees billed to the Corporation by KPMG LLP for professional services rendered for 2005 and 2004:

	2005 (in thousands)		2004 (in thousands)
Audit Fees	$8,238	(1)(a)	$8,192	(1)(a)

Audit-Related Fees
Statement on Auditing Standards No. 70 Assurance Services	$3,245		$2,771
Sarbanes-Oxley Section 404 Advisory	$-0-		$1,156
Employee Benefit Plan Financial Statement Audits	$270		$291
Compliance Attestation Services for Subsidiaries	$507		$474
Other Audit-Related	$91		$23

Total Audit-Related Fees	$4,113	(b)	$4,715	(b)
Tax Fees(2)	$523		$321
All Other Fees(3)	$-0-		$120

Total	$12,874	(4)	$13,348	(4)

Total Audit and Audit-Related Fees ((a) plus (b))	$12,351		$12,907

(1)	Aggregate fees billed for professional services rendered for the audit of the Corporation’s annual financial statements, report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, statutory audits, SEC registration statements and other filings, comfort letters and consents and accounting consultations on matters reflected in the financial statements.

(2)	All of such fees for 2005 and approximately $242,000 of such fees for 2004 were in connection with preparation of tax returns and other tax compliance matters. The Corporation and its Audit Committee believe that KPMG was the most appropriate firm to perform these services because of the knowledge it has obtained through its work on the audit of the Corporation’s financial statements and the resulting efficiencies. The Audit Committee also believes these engagements do not impair KPMG’s independence. The remaining approximately $79,000 for 2004 was billed in connection with engagements entered into in January, 2004 for tax advice on matters with which KPMG previously was familiar and was considered to be the most qualified on which to advise. Tax fees in 2006 are anticipated to be exclusively in connection with tax compliance matters.

(3)	For 2004, these fees related to two engagements (each for approximately $60,000) entered into in January, 2004. The first engagement was for consulting services relating to the Corporation’s purchase of telecommunication services. The second engagement involved the review and testing of the Corporation’s processing controls and procedures relating to services which the Corporation provides to a major credit card company. In each case, KPMG was considered to be the most qualified provider. There were no such engagements or fees in 2005, and none are currently anticipated for 2006.

(4)	Excludes $217,500 and $352,840, respectively, of collective trust fund fees and expenses billed by KPMG, which are not expenses of the Corporation. Also excludes approximately $900,000 and $1,000,000, respectively, of fees billed by KPMG to joint ventures in which the Corporation has a 50% interest.

All audit and non-audit services provided to the Corporation by KPMG LLP in 2005 and 2004 were pre-approved by the Audit Committee.

Representatives of KPMG LLP will be present at the annual meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Action by Shareholders

Adoption of the proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, although it will be counted in determining the presence of a quorum.

With respect to the ratification of independent public accountants (Proxy Item 4), the Audit Committee recommends a vote FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 2006.

OTHER BUSINESS

The Board of Directors does not know of any other business that may be presented for consideration at the 2006 annual meeting. If any other business should properly come before the meeting, it is the intention of those named in the proxies solicited hereby to vote the shares represented by such proxies in accordance with their judgment on such matters.

DEADLINES FOR SHAREHOLDER PROPOSALS

Article One, Section 6 of the By-Laws of the Corporation requires that any shareholder of the Corporation intending to present a proposal for action by the shareholders at an annual meeting must give written notice of the proposal, containing specified information, to the Secretary of the Corporation not later than the notice deadline contained in the By-Law. This notice deadline will generally be 90 days prior to the anniversary date of the Corporation’s proxy statement for the previous year’s annual meeting. For the Corporation’s annual meeting to be held in 2007, the notice deadline under the By-Law is December 15, 2006. A copy of the By-Law may be obtained by written request to the Secretary at the address given below.

The By-Law mentioned above will not change the deadline for a shareholder requesting inclusion of a proposal in the Corporation’s proxy statement pursuant to Securities and Exchange Commission Rule 14a-8 or affect a shareholder’s right to present for action at an annual meeting any proposal so included. Rule 14a-8 requires that notice of a shareholder proposal requested to be included in the Corporation’s proxy materials pursuant to that Rule must generally be furnished to the Corporation not later than 120 days prior to the anniversary date of the Corporation’s proxy statement for the previous year’s annual meeting. For the Corporation’s annual meeting to be held in 2007, shareholder proposals to be considered for inclusion in the proxy statement under Rule 14a-8 must be received by the Corporation no later than November 15, 2006.

All shareholder proposals should be submitted in writing to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Corporation’s Board of Directors provides a process for shareholders to send communications to the Board of Directors. Shareholders may communicate with the Board of Directors, non-management directors as a group or individual directors in a writing addressed to the Board, group or individual director at One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001. Any communications relating to accounting, internal controls or auditing matters will be referred to the Corporation’s Chief Auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. The Corporation assists its executive officers and directors with fulfilling these requirements based on information provided by such persons and obtained from its internal records. Based on its review of such forms, or written representations from certain reporting persons that no Form 5’s were required for those persons, the Corporation believes that, for 2005, all such filing requirements were met.

PROXY SOLICITATION

The cost of solicitation of proxies for the 2006 annual meeting will be borne by the Corporation. In addition to solicitation by mail, regular employees of the Corporation may solicit proxies by telephone or personal interview. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and will be reimbursed by the Corporation for their expenses. The Corporation has retained Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, New Jersey 07310 to provide research and advisory services and to aid in the solicitation of proxies from brokers, banks, nominees and other institutional holders. A fee of $25,000 plus expenses will be paid to Mellon Investor Services for these services. In addition, Mellon Investor Services is providing project management and technical services to the Corporation relating to the distribution of the Corporation’s Proxy Statement and Annual Report to employees and former employees participating in employee benefit and stock option programs. The cost for these services is included in the fee the Corporation pays to Mellon Investor Services for services it provides as the Corporation’s transfer agent. Mellon Investor Services is a wholly owned subsidiary of the Corporation.

By Order of the Board of Directors

Carl Krasik

Secretary

March 15, 2006

EXHIBIT A

MELLON FINANCIAL CORPORATION

DIRECTOR EQUITY PLAN (2006)

I.	Purposes

The purposes of this Director Equity Plan (2006) are to align the interests of the Outside Directors of Mellon Financial Corporation (the “Corporation”) more closely with the interests of the Corporation’s shareholders, to provide such directors with an additional incentive to work for the Corporation’s long-term success, and to establish an effective element of a reasonable directors’ compensation package.

II.	Definitions

The following terms shall have the meanings shown:

2.1 “Award” shall mean Options, Restricted Stock, Deferred Share Units and Other Stock-Based Awards, as defined in and granted under the Plan.

2.2 “Board” shall mean the Board of Directors of the Corporation.

2.3 “Change in Control Event” shall mean any of the following events:

(a) The occurrence with respect to the Corporation of a “control transaction”, as such term is defined in Section 2542 of the Pennsylvania Business Corporation Law of 1988, as of August 15, 1989; or

(b) Approval by the stockholders of the Corporation of (i) any consolidation or merger of the Corporation where either (x) the holders of voting stock of the Corporation immediately before the merger or consolidation will not own more than 50% of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation or (y) the Incumbent Directors immediately before the merger or consolidation will not hold more than 50% (rounded to the next whole person) of the seats on the board of directors of the continuing or surviving corporation, or (ii) any sale, lease or exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation; or

(c) A change of 25% (rounded to the next whole person) in the membership of the Board within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period (i) was approved by the vote of 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period and (ii) was not as a result of an actual or threatened election with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board. As used in this Section 2.3, the term “Incumbent Director” means as of any time a director of the Corporation (x) who has been a member of the Board continuously for at least 12 months or (y) whose election or nomination as a director within such period met the requirements of clauses (i) and (ii) of the preceding sentence.

2.4 “Committee” shall mean the Board or the Corporate Governance and Nominating Committee of the Board if such Committee is appointed by the Board to administer the Plan.

2.5 “Common Stock” shall mean Common Stock of the Corporation.

2.6 “Corporation” shall mean Mellon Financial Corporation and any successor.

2.7 “Deferred Share Unit” shall mean an Award granted pursuant to Article VI of the Plan.

2.8 “Fair Market Value” shall mean the closing price of a share of Common Stock in the New York Stock Exchange Composite Transactions on the relevant date, or, if no sale shall have been made on such exchange on that date, the closing price in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale.

2.9 “Options” shall mean rights to purchase shares of Common Stock granted pursuant to Article IV of the Plan.

2.10 “Other Stock-Based Award” shall mean an Award granted pursuant to Article VII of the Plan.

2.11 “Outside Director” shall mean any individual who on the relevant date is a member of the Board but is not an employee of the Corporation or any subsidiary.

2.12 “Participant” shall mean an Outside Director who is granted an Award under the Plan.

2.13 “Plan” shall mean the Mellon Financial Corporation Director Equity Plan (2006).

2.14 “Restricted Stock” shall mean any share of Common Stock granted pursuant to Article V of the Plan.

2.15 “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time, or any successor rule.

III.	General

3.1 Administration.

(a) The Plan shall be administered by the Committee. If at any time the Committee shall consist of less than the full Board, then each member of the Committee shall at the time of any action under the Plan be a “non-employee director” as then defined under Rule 16b-3.

(b) The Board shall have the authority in its sole discretion from time to time: (i) to grant Awards under the Plan to Outside Directors and (ii) to prescribe such limitations, restrictions and conditions upon any such Award as the Board shall deem appropriate. The Committee shall have the authority to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan. A majority of the Committee shall constitute a quorum, and the action of a majority of members of the Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Committee. The Committee may delegate administrative functions, including the authority to interpret the Plan, to each of the Chair and Vice Chair of the Corporate Governance and Nominating Committee of the Board of Directors.

(c) All actions of the Committee shall be final, conclusive and binding upon the Participant. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

3.2 Eligibility. The Board may grant Awards under the Plan to any Outside Director.

3.3 Effective and Expiration Dates of Plan. The Plan shall become effective on the date approved by the holders of a majority of the shares present or represented and entitled to vote at the 2006 Annual Meeting of Shareholders of the Corporation. No Award shall be granted after December 31, 2015.

3.4 Limitations on Awards.

(a) The aggregate number of shares of Common Stock reserved for issue under the Plan shall be limited to 850,000 shares, of which no more than one-third (rounded down to the nearest whole share) may be issued pursuant to Awards other than Options. In applying the foregoing limit, each share issued pursuant to an Option shall reduce the number of shares remaining available under the Plan by one share, and each share issued pursuant to an Award other than an Option shall reduce the number of shares remaining available under the Plan by three shares. Shares of Common Stock which may satisfy Awards granted under the Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held in the Corporation’s treasury or issued and outstanding shares of Common Stock held by any employee stock benefit trust established by the Corporation.

(b) For purposes of paragraph (a) of this Section 3.4, shares of Common Stock that are actually issued upon exercise of an Option shall be counted against the total number of shares reserved for issuance, except that when Options are exercised by the delivery of shares of Common Stock, the charge against the shares reserved for issuance shall be limited to the net new shares of Common Stock issued. In addition to shares of Common Stock actually issued pursuant to the exercise of Options, there shall be deemed to have been issued under the Plan a number of shares of Common Stock equal to (i) the number of shares of Restricted Stock which shall have been granted pursuant to the Plan and (ii) the number of shares actually issued pursuant to a Deferred Share Unit or Other Stock-Based Award.

(c) For purposes of paragraph (a) of this Section 3.4, any shares of Common Stock subject to an Option which for any reason either terminates unexercised or expires shall again be available for issuance under the Plan, and any shares of Restricted Stock or any shares of Common Stock covered by a Deferred Share Unit or Other Stock-Based Award which are surrendered or forfeited to the Corporation shall again be available for issuance under the Plan.

3.5 Cancellation and Reissuance of Options. The Board will not permit the repricing of Options by any method, including by cancellation and reissuance.

IV.	Options

4.1 Grant. The Board may from time to time, subject to the provisions of the Plan, in its discretion grant Options to Outside Directors to purchase for cash or shares of Common Stock the number of shares of Common Stock allotted by the Board.

4.2 Option Agreements. The grant of any Option shall be evidenced by a written “Stock Option Agreement” executed by the Corporation, stating the number of shares of Common Stock subject to the Option evidenced thereby and such other terms and conditions of the Option as the Board may from time to time determine.

4.3 Option Price. The option price for the Common Stock covered by any Option granted under the Plan shall in no case be less than 100% of the Fair Market Value of said Common Stock on the date of grant. Except as otherwise provided in the Stock Option Agreement, the option price of an Option may be paid in whole or in part by delivery to the Corporation of a number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the option price or portion thereof to be paid; provided, however, that no shares may be delivered in payment of the option price of an Option unless such shares, or an equivalent number of shares, shall have been held by the Participant (or other person entitled to exercise the Option) for at least six months prior to such delivery. If permitted by the Committee, delivery of shares in payment of the option price of an Option may be accomplished by the Participant’s certification of ownership of the shares to be delivered, or the withholding of such shares by the Corporation from the shares issuable on exercise, in which case the number of shares issuable on exercise of the Option shall be reduced by the number of shares certified but not actually delivered or withheld.

4.4 Term of Options. The term of each Option granted under the Plan shall be for such period as the Board shall determine, but for not more than 10 years from the date of grant thereof. Each Option shall be subject to earlier termination as provided in Section 4.6 hereof or in the applicable Stock Option Agreement.

4.5 Exercise of Options. Each Option granted under the Plan shall be exercisable on such date or dates during the term thereof and for such number of shares of Common Stock as may be provided in the Stock Option Agreement evidencing its grant. Pursuant to the terms of the Stock Option Agreement or otherwise, the Board may change the date on which an outstanding Option becomes exercisable; provided, however, that an exercise date designated in a Stock Option Agreement may not be changed to a later date without the consent of the holder of the Option. Notwithstanding any other provision of this Plan, unless expressly provided to the contrary in the applicable Stock Option Agreement, all Options granted under the Plan shall become fully exercisable immediately and automatically upon the occurrence of a Change in Control Event.

4.6 Termination of Service. Unless otherwise determined by the Board and reflected in the Stock Option Agreement or an amendment thereto, (a) Options that have not become exercisable on the date the Participant ceases to serve on the Board for any reason other than the Participant’s death or disability shall be forfeited and terminated immediately upon such termination of service, (b) Options that have not become exercisable on the date the Participant ceases to serve on the Board by reason of the Participant’s death or disability shall immediately vest and become exercisable for the full term of such Options and (c) Options that have become exercisable shall remain exercisable, and shall no longer be subject to forfeiture, throughout their terms, regardless of whether the Participant serves on the Board at the time the Option is exercised.

V.	Restricted Stock

5.1 Award of Restricted Stock. The Board may from time to time, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant one or more shares of Restricted Stock to Outside Directors.

5.2 Restricted Stock Agreements. Each award of Restricted Stock under the Plan shall be evidenced by a written Restricted Stock Agreement executed by the Corporation in such form as the Board shall prescribe from time to time in accordance with the Plan.

5.3 Restrictions. Shares of Restricted Stock issued to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Board shall determine, beginning on the date on which the Award is granted (the “Restricted Period”). The Board may also impose such other restrictions and conditions on the shares or the release of the restrictions thereon as it deems appropriate. In determining the Restricted Period of an Award, the Board may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on specified dates following the date of such Award or all at once.

5.4 Stock Certificate. As soon as practicable following the making of an award, the Restricted Stock shall be registered in the Participant’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions, and it shall be held by the Corporation on behalf of the Participant until the restrictions are satisfied. If the shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. Except for the transfer restrictions, and subject to such other restrictions, if any, as determined by the Board, the Participant shall have all other rights of a holder of shares of Common Stock, including the right to receive dividends paid with respect to the Restricted Stock and the right to vote such shares. As soon as is practicable following the date on which transfer restrictions on any shares lapse, the Corporation shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Restricted Stock Agreement or otherwise reasonably required by the Corporation.

5.5 Termination of Service. Except as otherwise provided in the Restricted Stock Agreement or an amendment thereto:

(a) All restrictions placed upon Restricted Stock shall lapse immediately upon (i) termination of the Participant’s service on the Board if, and only if, such termination is by reason of the Participant’s death or disability or (ii) the occurrence of a Change in Control Event. In addition, the Board may in its discretion allow restrictions on Restricted Stock to lapse prior to the date specified in a Restricted Stock Agreement.

(b) Upon the effective date of a termination of service on the Board for any reason not specified in paragraph (a) of this Section 5.5, all shares then subject to restrictions immediately shall be forfeited to the Corporation without consideration or further action being required of the Corporation.

VI.	Deferred Share Units

6.1 Award of Deferred Share Units. The Board may from time to time, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant one or more Deferred Share Units to Outside Directors. Each Deferred Share Unit shall entitle the Participant to receive from the Corporation a share of Common Stock on a deferred payment date specified by the Board.

6.2 Deferred Share Unit Agreements. Each award of Deferred Share Units under the Plan shall be evidenced by a written Deferred Share Unit Agreement executed by the Corporation in such form as the Board shall prescribe from time to time in accordance with the Plan.

6.3 Terms of Deferred Share Units. Unless otherwise determined by the Board.

(a) Deferred Share Units shall be forfeited if the Participant’s service on the Board terminates prior to the vesting date specified by the Board for any reason other than death or disability. If the Participant’s service on the Board continues through the vesting date specified by the Board, or if a Change in Control Event occurs prior to the vesting date, a Deferred Share Unit shall be vested and shall not thereafter be subject to forfeiture.

(b) Deferred Share Units that have vested shall be payable thirty (30) days following the date the Participant’s service on the Board terminates for any reason, except as otherwise provided in Section 8.9.

6.4 Dividend Equivalents. Except as otherwise provided by the Board, each Deferred Share Unit award which vests and becomes payable shall entitle the Participant to receive, in addition to the shares of Common Stock represented by the Deferred Share Units originally awarded, a number of shares of Common Stock equal to those that would have been earned until the date of the Participant’s separation from service on the Board if the shares of Common Stock represented by the Deferred Share Units originally awarded had been held for the account of the Participant under the Corporation’s Direct Stock Purchase and Dividend Reinvestment Plan, plus cash in lieu of any fractional share.

VII.	Other Stock-Based Awards

7.1 Terms of Other Stock-Based Awards. The Board shall have the authority in its discretion to grant to Outside Directors such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as deemed by the Board to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of Common Stock. The Board shall determine the terms and conditions, if any, of any Other Stock-Based Awards made under the Plan.

VIII.	Miscellaneous

8.1 General Restriction. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that any listing or registration of the shares of Common Stock or any consent or approval of any governmental body, or any other agreement or consent is necessary or desirable as a condition of the granting of an Award or issuance of Common Stock in satisfaction thereof, such Award may not be consummated unless such requirement is satisfied in a manner acceptable to the Committee.

8.2 Non-Assignability. No Award under the Plan shall be assignable or transferable by a Participant, except by will or by the laws of descent and distribution or by such other means as the Committee may approve from time to time. During the life of the Participant, such Award shall be exercisable only by such Participant or by such other persons as the Committee may approve from time to time.

8.3 Withholding Taxes. Whenever the Corporation proposes or is required to issue or transfer shares of Common Stock under the Plan, the Corporation shall have the right to require the Participant to remit to the Corporation an amount sufficient to satisfy any federal, state, local or other withholding tax requirements prior to the delivery of any certificate or book-entry registration for such shares. Unless otherwise determined by the Committee, a Participant may elect to have any such withholding obligation satisfied in whole or in part by the Corporation withholding full shares of Common Stock from the shares the Participant would otherwise receive and crediting them against the withholding obligation at their Fair Market Value on the date that the amount of tax to be withheld is determined. Any additional amount required to be withheld shall be paid by the Participant to the Corporation in cash. The Corporation may require that the Participant have owned an equivalent number of shares of Common Stock for a reasonable period of time. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state, local or other withholding tax requirements.

8.4 No Right to Continued Service. Nothing in the Plan or in any agreement entered into pursuant to it shall confer upon any Participant the right to continued service as a director of the Corporation.

8.5 No Rights as Shareholders. Participants as such shall have no rights as shareholders of the Corporation, except as provided in Section 5.4, unless and until shares of Common Stock are registered in their name.

8.6 Adjustments of Stock. If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or any other similar transaction, the number and kind of shares available for grant under the Plan or subject to or granted pursuant to an Award and the price thereof, or other numeric limitations under the Plan, as applicable, shall be appropriately adjusted by the Committee.

8.7 Amendment or Termination of the Plan. The Board may at any time terminate the Plan or any part thereof and may from time to time amend the Plan as it may deem advisable. Any such action of the Board may be taken without the approval of the Corporation’s shareholders, but only to the extent that such shareholder approval is not required by applicable law or regulation, including specifically Rule 16b-3, or the rules of any stock exchange on which the Common Stock is listed. The termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect such Participant’s rights under an Award previously granted.

8.8 Awards to Foreign Nationals and Participants Outside the United States. To the extent the Board deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of the Plan, the Board may, without amending the Plan, (i) establish special rules applicable to Awards granted to Participants who are foreign nationals, are resident outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

8.9 Deferral. If authorized by the Board, a Participant may elect to defer receipt of Deferred Share Units, Restricted Stock and/or Other Stock-Based Awards otherwise payable under the Plan provided that such election or subsequent deferral election is made by the Participant in the form prescribed by the Committee and in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or any successor provision.

April 2006

EXHIBIT B

MELLON FINANCIAL CORPORATION AUDIT COMMITTEE

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	Statement of Principles

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Corporation. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

The SEC’s rules establish two different approaches to pre-approving services, which the SEC considers to be equally valid. Proposed services either may (i) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management (such as this Policy), without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or (ii) require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding the pre-approved maximum fee amounts set forth in Appendices A, B, C or D will also require specific pre-approval by the Audit Committee.

For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence and whether the provision of such services by the independent auditor would impair the independent auditor’s independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Corporation’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Corporation’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may choose to determine, for a particular calendar year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The Appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The Audit Committee will annually (expected to be in December) review and pre-approve the services that may be provided by the independent auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The services listed in the Appendices to this Policy may be provided by the independent auditor during 2006. The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee expects that the annual engagement letter with the independent auditor will contain a reasonably detailed description of services proposed to be provided by the independent auditor during the period covered by the engagement letter and related estimated fees (supported by reasonably detailed analyses). By approval of the engagement letter, these services will have specific pre-approval.

This Policy is designed (1) to be detailed as to the particular service to be provided by the independent auditor, (2) to ensure that the Audit Committee is informed of each service provided by the independent auditor and (3) to ensure that the policies and procedures set forth herein do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to management. Nothing in this Policy shall be interpreted to be a delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934. The Audit Committee, in adopting this Policy and providing for general pre-approval of the services listed on Appendices A through D, is mindful that the SEC’s principles of independence with respect to services provided by auditors are largely predicated on three basic principles, violations of which would impair the auditor’s independence: (1) an auditor cannot function in the role of management, (2) an auditor cannot audit his or her own work and (3) an auditor cannot serve in an advocacy role for his or her client. This Policy does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

KPMG LLP as the Corporation’s prospective independent auditor for 2006 has reviewed this Policy and believes that implementation of this Policy will not adversely affect its independence.

II.	Delegation

As provided in the Act and the SEC’s rules, the Audit Committee may delegate either type of pre-approval authority to one or more of its members. By this Policy, the Committee delegates specific pre-approval authority to each of its Chair and its Vice Chair, provided that the estimated fee for any such proposed pre-approved service does not exceed $100,000. The Chair or Vice Chair, as the case may be, must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III.	Audit Services

“Audit services” are services necessary to perform an audit or review in accordance with generally accepted auditing standards, as well as those services that generally only the independent auditor can reasonably provide, which may include (1) attest services, (2) comfort letters, (3) statutory audits and (4) consents and assistance with and review of documents filed with the SEC. The annual Consolidated Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls over financial reporting as well as the independent auditor’s report on internal control over financial reporting. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Corporation structure or other items.

In addition to the annual Consolidated Audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services not specifically pre-approved in the annual Audit services engagement. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Corporation and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the engagement of the independent auditor to provide the Audit services in Appendix A. All other Audit services which are not listed in Appendix A or which have not been previously approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee.

IV.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; consultations concerning financial accounting and reporting standards; accounting consultations and audits in connection with acquisitions; internal control reviews; attest services that are not required by statute or regulation; and employee benefit plan audits.

The Audit Committee has pre-approved the engagement of the independent auditor to provide the Audit-related services in Appendix B. All other Audit-related services which are not listed in Appendix B or which have not been previously approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Corporation such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, the Audit Committee believes it may grant general pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Corporation’s Controller to determine whether the tax planning and reporting positions are consistent with this policy. However, the Audit Committee is ultimately responsible for the determination of whether a Tax service would impair independence.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the engagement of the independent auditor to provide the Tax services in Appendix C. All Tax services which are not listed in Appendix C or which have not been previously approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee, including Tax services proposed to be provided by the independent auditor to any executive officer or director of the Corporation, in his or her individual capacity, where such services are paid for by the Corporation.

VI.	All Other Services

The Audit Committee believes that, in addition to the services discussed above, the independent auditor may provide certain non-audit services without impairing the independent auditor’s independence. Accordingly, the Audit Committee has pre-approved the engagement of the independent auditor to provide the All Other services in Appendix D. Any other non-audit services to be provided to the Corporation by the independent auditor must be specifically pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this Policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	Pre-Approved Maximum Fee Amounts

Maximum fee amounts for pre-approved services to be provided by the independent auditor will be established annually by the Audit Committee. Pre-approved maximum fee amounts for the period January 1 - December 31, 2006 are set forth in Appendices A through D hereto. These amounts are in addition to the fees that are approved in connection with the annual engagement letter with KPMG LLP expected to be entered into in February 2006. Proposed services exceeding these maximum fee amounts will require specific pre-approval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For a particular calendar year, the Audit Committee may choose to determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII.	Procedures

All requests or applications for services to be provided by the independent auditor shall be submitted to the Corporation’s Controller and must include a detailed description of the services proposed to be rendered. The Corporation’s Controller will determine whether such services (1) require specific pre-approval, (2) are included within the list of services that have received the general pre-approval of the Audit Committee or (3) have been previously pre-approved in connection with the independent auditor’s annual engagement letter for the applicable year or otherwise. Unless such determination is free from doubt, the Controller shall consult with the Chair or Vice Chair of the Audit Committee who shall resolve such question. The Audit Committee will be informed on a quarterly basis of any such services rendered by the independent auditor.

All services to be provided pursuant to the general pre-approval provisions of this Policy shall be provided by the independent auditor pursuant to an engagement letter with the Corporation that satisfies the following requirements (except that matters as to which an engagement letter would be impractical because of timing issues or because the matter is small may not be the subject of an engagement letter):

(1)	the engagement letter shall be in writing and signed by the independent auditor or its authorized representative;

(2)	the engagement letter shall set forth the particular services to be provided by the independent auditor which shall be within the categories of pre-approved services described in Appendix A, B, C or D hereto;

(3)	the engagement letter shall set forth the total fees to be paid to the independent auditor for the services (or the manner of their determination), which shall not exceed the limitations on fees set forth in Appendix A, B, C or D hereto (for purposes of determining whether such fees would exceed such limitations, fees to be paid in currencies other than U.S. dollars shall be converted to and estimated in U.S. dollars at the then current exchange rate); and

(4)	the engagement letter shall include a confirmation by the independent auditor that any contemplated non-audit services are not within a category of services the provision of which would impair the independent auditor’s independence under applicable SEC regulations.

Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Corporation’s Controller and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

By this policy the Audit Committee designates the Corporation’s Chief Auditor to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The Corporation’s Chief Auditor will report to the Audit Committee on a periodic basis on the results of his or her monitoring. Both the Corporation’s Chief Auditor and management will promptly report to the Chair of the Audit Committee any breach of this Policy that comes to the attention of the Corporation’s Chief Auditor or any member of management.

The Audit Committee will also review the Chief Auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services or will receive confirmation from the Chief Auditor that his or her responsibilities include such monitoring.

IX.	Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Corporation, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Corporation, consistent with Independence Standards Board Standard No. 1, and discussing with the independent auditor its methods and procedures for ensuring independence.

Dated: April 14, 2003 (revised September 16, 2003, December 16, 2003, December 20, 2004 and December 19, 2005)

Appendix A

Pre-Approved Audit Services for 2006*

Dated: December 19, 2005

Service	Maximum Fee Per Engagement Not to Exceed**
Statutory audits or financial audits for subsidiaries or affiliates of the Corporation	$150,000
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$175,000
Consultations by the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies	$100,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into in February 2006 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix A not to exceed an aggregate of $800,000.

Appendix B

Pre-Approved Audit-Related Services for 2006*

Dated: December 19, 2005

Service	Maximum Fee Per Engagement Not to Exceed**
Reviews of financial statements of businesses considered for acquisition and due diligence services pertaining to potential business acquisitions/dispositions	$200,000
Financial statement audits of employee benefit plans	$100,000
Reviews of internal controls over financial activities and reporting requirements, including SAS 70 and similar international reports	$100,000
Assistance in dealing with and responding to the Securities and Exchange Commission, the Federal Reserve Board, the Office of the Comptroller of the Currency and other domestic and international regulatory agencies on financial matters	$100,000
Consultations by the Corporation’s management as to the accounting or disclosure treatment of potential transactions or events and/or the potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies	$100,000
Attestation and agreed-upon procedures engagements regarding financial data as requested by parties such as customers, underwriters, counterparties or regulators	$100,000
Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements	$100,000
Post-acquisition review of acquired business financial statements (including purchase accounting issues)	$100,000
Closing balance sheet audits pertaining to dispositions	$100,000
Review of the effectiveness of the internal audit function at the request of third parties	$100,000
Consultation on accounting issues regarding employee benefit plans and programs	$100,000
Assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act	$100,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into in February 2006 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix B not to exceed an aggregate of $800,000.

Appendix C

Pre-Approved Tax Services for 2006*

Dated: December 19, 2005

Service	Maximum Fee Per Engagement Not to Exceed**
U.S. federal, state and local tax planning and advice regarding the tax consequences of proposed or actual transactions or the operation of corporate programs	$75,000
Assistance with U.S. federal, state and local tax filings (such as preparation of returns and related matters and assistance with audits by taxing authorities)	$100,000
International tax planning and advice regarding the tax consequences of proposed or actual transactions or the operation of corporate programs	$75,000
Assistance with international tax filings (such as preparation of returns and related matters and assistance with audits by taxing authorities)	$125,000
Review of federal, state, local and international income, franchise, and other tax returns	$50,000
Transfer pricing and cost segregation studies	$100,000
Tax advice regarding new statutory, regulatory or administrative developments	$50,000
Employee benefit plan filings (including assistance with audits)	$50,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into in February 2006 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix C not to exceed an aggregate of $450,000.

Appendix D

Pre-Approved All Other Services for 2006*

Dated: December 19, 2005

Service	Maximum Fee Per Engagement Not to Exceed**
Risk management advisory services regarding financial or operational matters, e.g., assessment and testing of security infrastructure controls	$100,000
Advisory services related to issues involving regulatory bodies such as the Federal Reserve Board, the Office of the Comptroller of the Currency and the Financial Services Authority and other domestic and international regulatory bodies	$100,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into in February 2006 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix D not to exceed an aggregate of $400,000.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

As Adopted December 19, 2005

—  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —

Reservation Form for Mellon Financial Corporation Annual Meeting of Shareholders

Admission cards will be forwarded to shareholders whose reservation forms are received by April 5, 2006. All other admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification).

Shareholders who expect to attend the Annual Meeting at 10:00 A.M., on April 18, 2006, in Pittsburgh, PA should complete this form and return it in the enclosed envelope. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting Mellon Financial Corporation stock ownership as of February 10, 2006.

Name ................................................................................
(Please Print)

Address ............................................................................
(Please Print)
.............................................................................................

Mellon Financial Corporation

This Proxy is solicited on behalf of the Board of Directors of the Corporation

The undersigned hereby appoints Carl Krasik, William E. Marquis and Richard M. Pearlman, or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all Mellon Financial Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 18, 2006, at 10:00 A.M., on the 10th floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director and FOR Proxy Items 2 and 4 and AGAINST Proxy Item 3, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Proxy Items 2 and 4 and AGAINST Proxy Item 3.

(Continued, and to be signed and dated, on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

You can now access your Mellon Financial account online.

Access Mellon Financial Corporation shareholder accounts online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Mellon Financial Corporation, now makes it easy and convenient to get current information on shareholder accounts.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change PIN

Visit us on the web at http://www.melloninvestor.com

Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of directors and FOR Proxy Items 2 and 4 and AGAINST Proxy Item 3, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.	Mark Here for Address Change or Comments	☐

Proxy Item 1—Nominees for Director			Nominees: 01 Paul L. Cejas, 02 Seward Prosser Mellon, 03 Mark A. Nordenberg, 04 William E. Strickland, Jr.

FOR all nominees listed herein (except as withheld in space provided)		WITHHOLD AUTHORITY to vote for all nominees listed herein	(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
☐		☐	Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.

Proxy Item 2—Proposal to approve the adoption of Mellon Financial Corporation Director Equity Plan (2006).			Proxy Item 3—Shareholder Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐	Proxy Item 4—Ratification of appointment of KPMG LLP as independent public accountants.	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR	AGAINST	ABSTAIN
☐	☐	☐

Signature	Date	Signature	Date

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

Δ FOLD AND DETACH HERE Δ

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Vote by Internet or Telephone or Mail

Internet and Telephone voting is available 24 Hours a Day, 7 Days a Week until 11:59 PM on Monday, April 17, 2006.

A shareholder’s telephone or Internet vote authorizes the named proxies to vote shares in the same manner as if the shareholder marked, signed and returned this proxy card.

Internet http://www.proxyvoting.com/mel Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date this proxy card and return it in the enclosed postage-paid envelope.

If a shareholder votes by Internet or by telephone,

there is NO need to mail back this proxy card.

Shareholders can view the 2005 Annual Report

(consisting of the 2005 Summary Annual Report and the

2005 Financial Annual Report) and Proxy Statement on the

Internet at www.mellon.com/annual

Mellon Financial Corporation

Confidential Ballot for 2006 Annual Meeting

YOU MAY VOTE BY TOLL-FREE TELEPHONE

OR ON THE INTERNET

(OR COMPLETE THE VOTING INSTRUCTION FORM BELOW

AND RETURN IT BY MAIL)

Call Toll-Free
on a Touch-Tone Phone:	To vote by Internet
24 hours a day, 7 days a week	Visit:
(U.S. and Canada only)	https://www.proxyvotenow.com/mel
1 888 216-1294
Have this Form available when you call the toll-free number, and follow the prompts.	Have this Form available and follow the directions.

If you choose to vote by mail, complete the Form below and mail it promptly in its entirety in the postage-paid envelope provided (U.S. & Puerto Rico only). Please mail in advance, so that your instruction may be received no later than 5 p.m. Eastern Daylight Time on April 12.

You need not return the form if you have voted by telephone or Internet.

Your vote must be received by 5 p.m. Eastern Daylight Time on

April 12, 2006, to be counted.

Mellon Financial Corporation

Confidential Ballot for 2006 Annual Meeting

• Mellon 401(k) Retirement Savings Plan (“401(k)”) • Mellon Employee Stock Purchase Plan (“ESPP”)

This is a ballot for giving voting instructions for the shares of Mellon Financial Corporation stock held in your account in each of the above plans (the “Plans”) in which you participate.

By properly submitting your voting instructions, you authorize Mellon Bank, N.A., as trustee (the “Trustee”) of the 401(k) and Mellon Investor Services, as administrator of the ESPP, to vote all shares held in your accounts for the Plans as you direct. Such shares will be voted at the Annual Meeting of Shareholders of Mellon Financial Corporation to be held on April 18, 2006, and at any adjournment thereof. Your voting instructions must be received by April 12, 2006, in order to be counted. All voting instructions are submitted to an independent proxy tabulator, who is obligated to hold them in confidence and not to reveal your individual votes to any person, including Mellon, except as may be required by law.

If you properly provide instructions by mail, telephone or Internet as described on this card, your shares will be voted according to your instructions. If you properly sign and return this ballot but fail to provide a specific voting direction for a particular proposition on the ballot, then any shares you hold in the 401(k) and the ESPP will be voted in accordance with the recommendation of the Board of Directors on such proposition. If you provide voting instructions by telephone or Internet, you must provide voting directions as to each proposition on the ballot in order for your instructions to be effective.

If you do not properly sign and return this ballot or provide instructions by telephone or Internet, then (1) for shares held in the ESPP, no vote will be recorded and (2) for shares held in the 401(k), the Trustee will vote your shares “FOR”, “AGAINST” or “ABSTAIN” in the same proportions as it votes the shares for which proper instructions are timely received. Consequently, a failure to provide instructions is not equivalent to voting “FOR”, “AGAINST” or “ABSTAIN” with respect to any proposition on the ballot but will have the effect described in this ballot.

(Continued, and to be signed and dated on the reverse side.)

Please mark your votes as indicated in this example		☒

Mellon Financial Corporation’s Board of Directors Recommends a Vote FOR Items 1, 2 and 4.			Mellon Financial Corporation’s Board of Directors Recommends a Vote AGAINST Item 3.

Proxy Item 1 - Nominees for Director.			Proxy Item 3 - Shareholder Proposal.

			FOR	AGAINST	ABSTAIN
Nominees:	(01) Paul L. Cejas, (02) Seward Prosser Mellon,		☐	☐	☐
(03) Mark A. Nordenberg, (04) William E. Strickland, Jr.

	FOR all nominees listed herein (except as withheld in space provided)	WITHHOLD AUTHORITY to vote for all nominees listed herein
	☐	☐
(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.

Proxy Item 2 - Proposal to approve the adoption of Mellon Financial Corporation Director Equity Plan (2006).
Signature
FOR	AGAINST	ABSTAIN	Please date and sign exactly as name appears hereon.
☐	☐	☐
Proxy Item 4 - Ratification of appointment of KPMG LLP as independent public accountants.			Date , 2006

FOR	AGAINST	ABSTAIN
☐	☐	☐

Comments

Subject: Your Mellon Shareholder Voting Material - IMPORTANT!

Dear Mellon Shareholder,

You are receiving this e-mail because as of February 10, 2006, you held Mellon Financial Corporation (“Mellon”) Common Stock (“Stock”) in either or both of the Mellon 401(k) Retirement Savings Plan (“401(k)”) or the Employee Stock Purchase Plan (“ESPP”). The 401(k) and the ESPP together are referred to as the “Plans”.

As a holder of Stock in the Plans, you are entitled to direct the voting of your shares. It is important that we obtain votes from each of our shareholders, so please provide your voting instructions now.

Your voting instructions must be received by 5 p.m. Eastern Daylight Time on April 12, in order to be counted.

The voting process is quick and easy- either click on the following link to the Internet voting site (which also contains Mellon’s 2005 Summary Annual Report, 2005 Financial Annual Report and 2006 Proxy materials), or call the telephone number below to access the telephone voting site. Please have the unique control number provided below handy- you’ll need it to enter your voting instructions.

YOUR CONTROL NUMBER IS:

INTERNET: To view the Financial and Summary Annual Reports and Proxy materials and vote by Internet, connect to the secure electronic voting site at https://www.proxyvotenow.com/mel and follow the prompts.

TELEPHONE: To vote by telephone, please view the Financial and Summary Annual Reports and Proxy materials at www.mellon.com/annual. Then call 1 (888) 216-1294 and follow the prompts.

If you prefer to vote by hard copy, please call 1 (866) 252-6890 and follow the prompts. You will be mailed a hard copy voting card, the Summary and Financial Annual Reports and the Proxy materials, together with a postage paid return envelope. (You will need your control number to enter such a request). Be sure to allow adequate mailing time because your vote must be received by April 12 to be counted. Also, you may view the Summary and Financial Annual Reports and Proxy materials without going to the electronic voting site by visiting www.mellon.com/annual. If you would like to receive a hard copy of the Annual Reports or Proxy materials (without a voting card), you may request them by visiting www.melloninvestor.com or calling Mellon Investor Services at 1 (800) 205-7699 within the United States or (201) 329-8660 outside the United States, or Telecommunication Device for the Deaf (TDD) lines: 1 (800) 231-5469 within the United States or 201-329-8354 outside the United States.

When you vote, you will be directing the vote of all shares of Stock held in your account in each of the Plans in which you participate. By properly submitting your voting instructions, you authorize Mellon Bank, N.A., as trustee (the “Trustee”) of the 401(k), and Mellon Investor Services, as administrator of the ESPP, to vote all shares held in your accounts for the Plans as you direct. Such shares will be voted at Mellon’s Annual Meeting of Shareholders, which will be held on Tuesday, April 18, 2006, and at any adjournment thereof. Your voting instructions are submitted directly to an independent proxy tabulator, who is obligated to hold them in confidence and not to reveal your individual votes to any person, including Mellon, except as may be required by law.

If you properly provide instructions by telephone or Internet as described in this e-mail, or if you properly submit a hard copy voting card, your shares will be voted according to your instructions. You must provide voting instructions as to each proposition on the ballot in order for your Internet or telephone voting instructions to be effective. If you properly submit a hard copy voting card without providing voting instructions, your shares will be voted in accordance with the recommendation of the Board of Directors on each proposition.

If you do not properly submit a hard copy voting card or provide voting instructions by telephone or internet, then (1) for shares held in the ESPP, no vote will be recorded and (2) for shares held in the 401(k), the Trustee will vote your shares “FOR”, “AGAINST” OR “ABSTAIN” in the same proportions as it votes the shares for which properly conveyed instructions are timely received. Consequently, a failure to provide instructions is not equivalent to voting “FOR”, “AGAINST” OR “ABSTAIN” with respect to any propositions on the ballot.

Your vote is important.

Thank you.